Exhibit (a)(1)(a)

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                             ----------------------

                            NANOMETRICS INCORPORATED

                             ----------------------

                                OFFER TO EXCHANGE

                         CERTAIN OUTSTANDING OPTIONS FOR
                                   NEW OPTIONS

                             ----------------------


         This document constitutes part of a prospectus relating to the
                            Nanometrics Incorporated
     2000 Employee Stock Option Plan and 2002 Nonstatutory Stock Option Plan
             covering securities that have been registered under the
                             Securities Act of 1933

                                November 12, 2002


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

                            NANOMETRICS INCORPORATED


          Offer to Exchange Certain Outstanding Options for New Options

                              -------------------

      This offer and withdrawal rights expire at 5:00 p.m., Pacific Time, on December 13, 2002, unless we extend the offer.

                              -------------------

     You may exchange your outstanding options to purchase shares of our common stock, whether vested or unvested, granted under either our 1991 Stock Option Plan or our 2000 Employee Stock Option Plan with exercise prices equal to or greater than $10.00 per share for new stock options that we will grant under either our 2000 Employee Stock Option Plan or our 2002 Nonstatutory Stock Option Plan. The board of directors, in its sole discretion, will determine under which of these two plans your new options will be granted. You are eligible to participate in the exchange offer if you are an employee of Nanometrics on November 12, 2002 and a resident of the United States. Non-employee directors are ineligible to participate in the exchange offer.

     Your new option will cover 0.9 of a share of our common stock for every 1 share covered by an option that you elect to exchange, rounded up to the nearest whole share. The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant.

     We will grant the new options on the first business day that is 6 months and 1 day after the date on which we cancel the options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be June 17, 2003. Each new option will be subject to the following vesting schedule: (i) for those new options granted in exchange for options that were fully vested on the date of their cancellation, 100% of the new options shall vest on the one-year anniversary of the new option grant date; and (ii) for those new options granted in exchange for options that were not fully vested on the date of their cancellation, 50% of the new options shall vest on the one-year anniversary of the new option grant date and 50% of the new options shall vest on the two-year anniversary of the new option grant date.

     Our common stock is traded on the Nasdaq National Market under the symbol "NANO." On November 8, 2002, the closing price of our common stock as reported on the NASDAQ National Market was $4.63 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

     See "Risks of Participating in the Offer" beginning on page 9 for a discussion of risks that you should consider before tendering your eligible options.

                                    IMPORTANT

     If you wish to exchange your options, you must complete and sign the election form by following its instructions and fax (fax number: (408) 232-5910) or, upon prior arrangement, hand deliver it to Agnes Francisco at Nanometrics before 5:00 p.m., Pacific Time, on December 13, 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

     You should direct questions about the offer or requests for additional copies of this offer to exchange and the other option exchange program documents to Paul Nolan, Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, CA 95035, telephone number (408) 435-9600.

                   Offer to Exchange dated November 12, 2002.

     You should rely on the information contained in this offering circular. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offering circular is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offering circular. This offering circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
      SUMMARY TERM SHEET.....................................................................1
      RISKS OF PARTICIPATING IN THE OFFER....................................................9
      THE OFFER.............................................................................17
          1.    Eligibility.................................................................17
          2.    Number of options; expiration date..........................................17
          3.    Purpose of the offer........................................................18
          4.    Procedures for electing to exchange options.................................19
          5.    Withdrawal rights and change of election....................................20
          6.    Acceptance of options for exchange and issuance of new
                options.....................................................................21
          7.    Conditions of the offer.....................................................21
          8.    Price range of shares underlying the options................................23
          9.    Source and amount of consideration; terms of new options....................24
          10.   Information concerning Nanometrics..........................................28
          11.   Interests of directors and officers; transactions and
                arrangements concerning the options.........................................28
          12.   Status of options acquired by us in the offer; accounting
                consequences of the offer...................................................29
          13.   Legal matters; regulatory approvals.........................................29
          14.   Material U.S. federal income tax consequences...............................30
          15.   Extension of offer; termination; amendment..................................30
          16.   Fees and expenses...........................................................31
          17.   Additional information......................................................31
          18.   Financial statements........................................................32
          19.   Miscellaneous...............................................................32

         SCHEDULE A          Information Concerning the Directors and Executive            A-1
                             Officers of Nanometrics Incorporated
         SCHEDULE B          Financial Statements of  Nanometrics Incorporated             B-1
                             included in its Quarterly Report on Form 10-Q for
                             the Quarter Ended September 30, 2002
         SCHEDULE C          Financial Statements of Nanometrics Incorporated included     C-1
                             in its Annual Report on Form 10-K for the Year Ended
                             December 31, 2001

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                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. You should carefully read this entire offer to exchange, the accompanying letter from the Chairman of our Board, Vincent J. Coates, dated November 12, 2002, the election form and the withdrawal form. The offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents. We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

     Q1.   What is the offer?

     A1. The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options granted by us with exercise prices equal to or greater than $10.00 per share for new options covering a smaller number of shares after a 6 month and 1 day waiting period. We expect to make the new grants on June 17, 2003. The new options will have an exercise price equal to the fair market value of our common stock at that time. (Sections 1 and 9)

     Q2.   Why are we making the offer?

     A2. We believe that granting stock options motivates our employees to perform at high levels and provides an effective means of recognizing employee contributions to our success. This offer enables us to offer eligible employees a valuable incentive to stay with us. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. These options are commonly referred to as being "underwater." By making this offer to exchange eligible options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for eligible employees and, as a result, maximize shareholder value. (Section 3)

     Q3.   What securities are we offering to exchange?

     A3. We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have been granted under either our 1991 Stock Option Plan or our 2000 Employee Stock Option Plan and that have an exercise price equal to or greater than $10.00 per share. In exchange, we will grant new options under either our 2000 Employee Stock Option Plan or our 2002 Nonstatutory Stock Option Plan. The board of directors, in its sole discretion, will determine under which of these two plans your new options will be granted. Options to purchase our common stock granted under plans other than the 1991 Stock Option Plan and the 2000 Employee Stock Option Plan are not eligible for exchange in the offer. If you elect to participate in the offer, then you must exchange all options that we have granted to you since May 12, 2002, even if those options would not otherwise be eligible for exchange. (Section 2)

     Q4.   Who is eligible to participate?

     A4. You are eligible to participate in the offer only if you are (i) an employee of Nanometrics or one of our subsidiaries on November 12, 2002, (ii) a resident of the United States and (iii) remain an employee through the cancellation date. However, non-employee members of our board of directors are not eligible to participate. (Section
           1)

           In order to receive a new option, you must remain an employee of Nanometrics or one of our subsidiaries through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date. We refer to this date as the new option grant date. If we do not extend the offer, the new option grant date will be June 17, 2003. (Section 1)

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     Q5.   Are  employees who reside  outside of the United  States  eligible to participate?

     A5.   No.  Only  United  States  residents  are  eligible  to  participate.
           (Section 2)

     Q6.   When does this offer end?

     A6. This offer ends at 5:00 p.m., Pacific Time, on December 13, 2002. We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open. If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires. (Section 2)

     Q7. How many new options will you receive in exchange for your options that you elect to exchange?

     A7. The new option that we will grant to you will cover 0.9 of a share of our common stock for every share of our common stock covered by an option that you elect to exchange, rounded up to the nearest whole share. The number of new options that you receive will be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. (Section 2)

           Example 1

           If the option you elect to exchange covers 60 shares of our common stock, your new option will cover 54 shares of our common stock.

           Example 2

           If the option you elect to exchange covers 25 shares of our common stock, your new option will cover 23 shares.

           New options will be granted under either our 2000 Employee Stock Option Plan or our 2002 Nonstatutory Stock Option Plan. The board of directors, in its sole discretion, will determine under which of these two plans your new options will be granted. All new options will be subject to a new option agreement between you and us. You must sign the new option agreement before receiving your new options. (Section 2)

     Q8.   Why isn't the exchange ratio simply one-for-one?

     A8. Our stock option program must balance the interests of both employees and shareholders. The ratio of nine-tenths of a share subject to a new option for every share subject to the option exchanged will decrease the total number of options outstanding and will benefit shareholders by decreasing potential shareholder dilution. (Section
           3)

     Q9.   What are the conditions to the offer?

     A9. Participation in the offer is completely voluntary. The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any or no reason. (Section 7)

     Q10. Are there any eligibility requirements that you must satisfy after the expiration date to receive the new options?

     A10. To receive a grant of new options under the terms of the offer and either the 2002 Nonstatutory Stock Option Plan or the 2000 Employee Stock Option Plan, you must be employed by us through the new option grant date. (Section 1)

           As discussed below, we will grant new options to you on the first business day that is at least 6 months and 1 day after the cancellation date. We expect that the new option grant date will be June 17, 2003. If, for any reason, you do not remain employed by us, one of our subsidiaries or a successor entity through the new

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           option  grant  date,  you will not  receive  any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Your employment with us or one of our subsidiaries remains "at will" and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (Section 1)

     Q11.  When will you receive your new options?

     A11. We will send you a promise to grant stock option promptly after the date on which we accept and cancel the options elected to be exchanged. The promise to grant stock option represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by us through the new option grant date.

           We will grant the new options on the new option grant date. The new option grant date will be the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. We will not grant the new options before the new option grant date. (Section 6)

     Q12.  When will the options you elect to exchange be cancelled?

     A12. The options you elect to exchange will be cancelled on the first business day following the expiration date of this offer. We refer to this date as the cancellation date. If we do not extend the offer, the cancellation date will be December 16, 2002. Therefore, if we do not extend the offer the new options will be granted on June 17, 2003. (Section 6)

     Q13. Why won't you receive your new options immediately after the expiration date of the offer?

     A13. Published rules of the Financial Accounting Standards Board generally require the options granted within the 6 months prior to the commencement of the offer and 6 months after the cancellation of the options to be treated as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options immediately. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards. (Section 12)

     Q14. If you elect to exchange options in the offer, will you be eligible to receive other option grants before you receive your new options?

     A14. No. If you accept the offer, you cannot receive any other option grants before you receive your new options. We will not grant additional options to you in order to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Section 6)

     Q15.  Is this a repricing?

     A15. No. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of the repriced options. (Section 12)

     Q16.  Why can't we just grant you additional options?

     A16. Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options would be dilutive and have a negative impact on our outstanding shares. Additionally, we have a limited number of options that we may grant without shareholder approval, and our current reserves must be conserved for ongoing grants and new hires. (Section 3)

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     Q17.  Will  you be  required  to  give  up all of  your  rights  under  the cancelled options?

     A17. Yes. Once we have accepted options that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer. We expect the cancellation date to be December 16, 2002. (Section 6)

     Q18.  What will the exercise price of the new options be?

     A18. The exercise price per share of the new options will be 100% of the fair market value of our common stock on the new option grant date, which would be the closing price reported by the Nasdaq National Market for our common stock on the new option grant date, which is expected to be June 17, 2003. (Section 9)

           We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. (Section 9)

     Q19.  When will the new options vest?

     A19. Each new option will vest based on a new vesting schedule that will begin on the new option grant date. The new vesting schedule will be as follows:

           o  For  options   that  were  fully  vested  at  the  time  of  their
              cancellation, 100% of the new options will vest on the one-year anniversary of the new option grant date; and

           o For options that were not fully vested at the time of their cancellation, 50% of the new option will vest on the one-year anniversary of the new option grant date, and the remaining 50% will vest on the two-year anniversary of the date of grant;

           so that each new option will be fully vested on or before the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date. (Section 9)

           For example, a new option to purchase 900 shares of our common stock granted on the scheduled new option grant date of June 17, 2003 in exchange for a fully vested option to purchase 1,000 shares would vest as follows:

           o none of the shares subject to the new option will be vested on June 17, 2003; and

           o all 900 shares subject to the new option will vest on June 17, 2004.

           In another example, a new option to purchase 3,600 shares of our common stock granted on the scheduled new option grant date of June 17, 2003 in exchange for a partially vested option to purchase 4,000 shares would vest as follows:

           o none of the shares subject to the new option will be vested on June 17, 2003;

           o 1,800 shares subject to the new option will vest on June 17, 2004; and

           o the remaining 1,800 shares subject to the new option will vest on June 17, 2005. (Section 9)

     Q20.  What if another company acquires us in a merger or stock acquisition?

     A20. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the

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           consideration  per share  given to holders of options to acquire  our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

           Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition. (Section 9)

           You  should  be  aware  that  these  types  of   transactions   could
           significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Nanometrics would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Nanometrics common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Nanometrics common stock before the effective date. (Section 9)

           Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your cancelled options. (Section 9)

     Q21. Are there circumstances under which you would not be granted new options?

     A21. Yes. If, for any reason, you are no longer an employee of us or one of our subsidiaries on the new option grant date, you will not receive any new options. Your employment with us or one of our subsidiaries will remain "at-will" regardless of your participation in the offer and can be terminated by you or us or one of our subsidiaries at any time, with or without cause or notice. (Section
           1)

           Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law. For example, we could become prohibited from granting new options as a result of changes in Securities and Exchange Commission (SEC) rules, regulations or policies, or Nasdaq listing requirements. We do not anticipate any such prohibitions. (Section 13)

           In addition, it is possible that proposed Nasdaq rules will require us to obtain shareholder approval for the establishment of the 2002 Nonstatutory Stock Option Plan. If we are unable to obtain such approval before the new option grant date, we may not be able to grant you new options under the 2002 Nonstatutory Stock Option Plan pursuant to the offer. In such event, we will grant your new options exclusively out of the 2000 Employee Stock Option Plan. (Section 13)

     Q22. If you elect to exchange an eligible option, do you have to elect to exchange all of the shares covered by that option?

     A22. Yes. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of any option that you have partially exercised. Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example, and except as otherwise described below, if you hold

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           (1) an option to purchase  1,000  shares at $20.00 per share,  700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

           o  your first option covering 300 remaining unexercised shares;

           o  your second option covering 1,000 shares;

           o  your third option covering 2,000 shares;

           o  two of your three options;

           o  all three of your options; or

           o  none of your options.

           These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (Section
           2)

           If you elect to exchange any of your options, then you must elect to exchange all of the options that we granted to you since May 12, 2002. For example, if you received an option grant in January 2001 and a grant in October 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your October 2002 option grant regardless of the exercise price of such option.
           (Section 2)

     Q23. What happens to options that you choose not to exchange or that are not accepted for exchange?

     A23. Options that you choose not to exchange or that we do not accept for exchange will retain their current exercise price and current vesting schedule and will remain outstanding until they are exercised in full or expire by their terms. (Section 6)

     Q24.  Will you have to pay taxes if you exchange your options in the offer?

     A24. If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. You will also not be required under current law to recognize income for U.S. federal income tax purposes on the new option grant date. (Section 14)

           For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer. If you are a resident of, or subject to the tax laws in the United States, but are also subject to the tax laws in another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

     Q25. Will your new options be incentive stock options or non-qualified stock options?

     A25. Your new options will be non-qualified stock options. We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of non-qualified stock options with your financial advisor. (Sections 9 and 14)

     Q26.  When will your new options expire?

     A26. Your new options will expire 7 years from the date of grant, or earlier if your employment with us or one of our subsidiaries terminates. (Section 9)

     Q27. Can the offer be extended, and if so, how will we notify you if the offer is extended?

     A27. The offer expires at 5:00 p.m., Pacific Time, on December 13, 2002, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not currently expect to do so. If we extend the offer, we

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                                       6

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           will issue a press  release or other public  announcement  disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the offer. (Section 2)

     Q28.  How do you elect to exchange your options?

     A28. If you elect to exchange your options, you must deliver, before 5:00 p.m., Pacific Time, on December 13, 2002, or such later date and time as we may extend the expiration of the offer, a properly completed and executed election form via facsimile (fax number: (408) 232-5910) or, upon prior arrangement, by hand to Agnes Francisco at Nanometrics. This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions described in the stock option exchange program documents, we will accept all properly tendered options promptly after the expiration of the offer. (Section 4)

     Q29. During what period of time may you withdraw options that you previously elected to exchange?

     A29. You may withdraw any options that you previously elected to exchange at any time before the offer expires at 5:00 p.m., Pacific Time, on December 13, 2002. If we extend the offer beyond that time, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer. To withdraw some or all of your options, you must deliver to Agnes Francisco via facsimile (fax number: (408) 232-5910) or, upon prior arrangement, by hand a signed withdrawal form, with the required information completed, before the expiration date. If you withdraw options, you may re-elect to exchange them only by delivering a new election form. The new election form must list all the options you want to exchange.

           Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 8, 2003, you may withdraw your options. (Section 5)

     Q30. Can you change your election regarding options you have elected to exchange?

     A30. Yes, you may change your election to exchange any particular options at any time before the offer expires at 5:00 p.m., Pacific Time, on December 13, 2002. If we extend the offer beyond that time, you may change your election to exchange options at any time until the extended offer expires. In order to change your election to include options that you had not previously tendered, you must deliver to Agnes Francisco a new election form via fax (fax number: (408) 232-5910) or, upon prior arrangement, by hand. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form. In order to withdraw from the exchange offer some or all of the options you previously tendered, you must deliver to us a signed and dated withdrawal form, with the required information, before the offer expires. For more information on withdrawing your options, please see Q&A 29 above. (Section 5)

     Q31. Why do you have to cancel options granted after May 12, 2002, if you choose to participate?

     A31. Under current accounting rules, options that we granted during the six-month period before this offer commenced and the six-month period after cancellation of the tendered options could be viewed as "replacement" options for the cancelled grants. As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for certain of these replacement option grants. (Section
           12)

     Q32. Are we making any recommendation as to whether you should exchange your eligible options?

     A32. No. We are not making any recommendation as to whether you should accept the offer to exchange your options. You must make your own decision as to whether or not to accept the offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Section 3)

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     Q33.  Who can you talk to if you have questions  about the offer, or if you need additional copies of the offer documents?

     A33.  For additional information or assistance, you should contact:

           Paul B. Nolan
           Nanometrics Incorporated
           1550 Buckeye Drive
           Milpitas, California 95035
           (408) 435-9600           (Section 10)

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                                       8

                       RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of risks, including those described below. This list and the risk factors under the heading titled "Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

     In addition, this offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements and are dependent upon certain risks and uncertainties. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

     The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and Schedule C, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our most recent annual report on Form 10-K for the fiscal year ended December 31, 2001, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

                                 Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange.

     For example, if you cancel options with an exercise price of $10.00 per share, and the price of our common stock increases to $15.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If you participate in the offer, you will be ineligible to receive any additional option grants until June 17, 2003, at the earliest.

     Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until June 17, 2003, at the earliest.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates before we grant the new options, including as the result of a reduction-in-force or as a part of the integration with another company should another company acquire us, you will neither receive a new option nor have any of your cancelled options returned to you.

     Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with us terminates for any reason, including as the result of a reduction-in-force or another company acquiring Nanometrics, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

     Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including, but not limited to, a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

     If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

                                Tax-Related Risks

Tax-related risks for tax residents in non-U.S. countries.

     If you are eligible to participate in this offer because you are an employee of Nanometrics or one of our subsidiaries on November 12, 2002 and a resident of the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

                             Business-Related Risks

Cyclicality in the semiconductor, flat panel display and magnetic recording head industries has led to substantial decreases in demand for our systems and may from time to time continue to do so.

     Our operating results have varied significantly due to the cyclical nature of the semiconductor, flat panel display and magnetic recording head industries. The majority of our business depends upon the capital expenditures of semiconductor device and capital equipment manufacturers. These manufacturers' capital expenditures, in turn, depend upon the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor industry is cyclical and has historically experienced periodic downturns. These downturns have often resulted in substantial decreases in the demand for capital equipment, including metrology systems. We have found that the resulting decrease in capital expenditures has typically been more pronounced than the downturn in semiconductor device industry revenues. We expect the cyclical nature of the semiconductor industry, and therefore, our business, to continue. The semiconductor industry has been experiencing and continues to experience a significant downturn. Should this downturn continue, our business and results of operations will suffer.

We are highly dependent on international sales and operations, which exposes us to foreign political and economic risks.

     Sales to customers in foreign countries accounted for approximately 60.6% and 64.8% of our total net revenues in 2000 and 2001, respectively. As of September 30, 2002, such sales represented a comparable percentage of our total net revenues in the current year. We maintain facilities in Japan and Korea. We anticipate that international sales will continue to account for a significant portion of our revenues.

     Our reliance on international sales and operations exposes us to foreign political and economic risks, including:

     o   political, social and economic instability;

     o   trade restrictions and changes in tariffs;

     o   import and export license requirements and restrictions;

     o   difficulties in staffing and managing international operations;

     o   disruptions in international transport or delivery;

     o   fluctuations in currency exchange rates;

     o   difficulties in collecting receivables; and

     o   potentially adverse tax consequences.

     If any of these risks materialize, our international sales could decrease and our foreign operations could suffer.

Because we derive a significant portion of our revenues from sales in Asia, our sales and results of operations could be adversely affected by the instability of Asian economies.

     Our sales to customers in Asian markets represented approximately 55.0% and 52.8% of our total net revenues in 2000 and 2001, respectively. As of September 30, 2002, such sales represented a comparable percentage of our total net revenues in the current year. Countries in the Asia Pacific region, including Japan, Korea and Taiwan, each of which accounted for a significant portion of our business in that region, have experienced general economic weaknesses over the past year which has adversely affected our sales to semiconductor manufacturers located in these regions and could harm our sales in future periods. In addition, Korea and Taiwan have faced in the past and continue to face the potential for armed conflict with North Korea and China, respectively. If armed conflict were to result, the economies of Korea and Taiwan would very likely suffer as would our sales in these regions.

Our largest customers account for a significant portion of our revenues, and our revenues would significantly decline if one or more of these customers were to purchase significantly fewer of our systems or if they delayed or cancelled a large order.

     Historically, a significant portion of our revenues in each quarter and year has been derived from sales to relatively few customers, and we expect this trend to continue. If any of our key customers were to purchase significantly fewer systems, or if a large order were delayed or cancelled, our revenues would significantly decline. In 2001, sales to Applied Materials accounted for 17.6% of our total net revenues. In 2000, sales to Applied Materials, Hyundai and TSMC accounted for 20.5%, 11.8% and 10.0% of our total net revenues. There are only a limited number of large companies operating in the semiconductor, flat panel display and magnetic recording head industries. Accordingly, we expect that we will continue to depend on a small number of large customers for a significant portion of our revenues for at least the next several years. In addition, as large semiconductor, flat panel display and magnetic recording head manufacturers and suppliers seek to establish closer relationships with their respective suppliers, we expect that our customer base will become even more concentrated.

     The success of our product development efforts depends on our ability to anticipate market trends and the price, performance and functionality requirements of semiconductor device manufacturers. In order to anticipate these trends and ensure that critical development projects proceed in a coordinated manner, we must continue to collaborate closely with our customers. Our relationships with our customers provide us with access to valuable information regarding industry trends, which enables us to better plan our product development activities. If our current relationships with our large customers are impaired, or if we are unable to develop similar collaborative relationships with important customers in the future, our long-term ability to produce commercially successful systems will be impaired.

We depend on Applied Materials for sales of our integrated metrology systems, and the loss of Applied Materials as a customer could harm our business.

     We believe that sales of integrated metrology systems will be an important source of future revenues. Sales of our integrated metrology systems depend upon Applied Materials selling semiconductor equipment products that include our metrology systems as components. If Applied Materials is unable to sell such products, or if Applied Materials chooses to focus its attention on products that do not integrate our systems, our business could suffer.

     Additionally, we may be unable to retain Applied Materials as a customer. If we lose Applied Materials as a customer for any reason, our ability to realize sales from integrated metrology systems would be significantly diminished, which would harm our business.

Our quarterly operating results have varied in the past and probably will continue to vary significantly in the future, which will cause volatility in our stock price.

     Our quarterly operating results have varied significantly in the past and are likely to vary in the future, which volatility could cause our stock price to decline. Some of the factors that may influence our operating results and subject our stock to extreme price and volume fluctuations include:

     o   changes in customer demand for our systems;

     o economic conditions in the semiconductor, flat panel display and magnetic recording head industries;

     o   the timing, cancellation or delay of customer orders and shipments;

     o   market acceptance of our products and our customers' products;

     o competitive pressures on product prices and changes in pricing by our customers or suppliers;

     o the timing of new product announcements and product releases by us or our competitors and our ability to design, introduce and manufacture new products on a timely and cost-effective basis;

     o   the timing of our acquisitions of businesses, products or technologies;

     o the levels of our fixed expenses, including research and development costs associated with product development, relative to our revenue levels; and

     o fluctuations in foreign currency exchange rates, particularly the Japanese yen.

     Due to the foregoing factors and other factors described in the section titled "Factors That May Affect Future Operating Results" in our Form 10-K for the fiscal year ended December 31, 2001, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not view these operating results as indicators of our future performance. If our operating results in any period fall below the expectations of securities analysts and investors, the market price of our common stock would likely decline.

We obtain some of the components and subassemblies included in our systems from a single source or a limited group of suppliers, and the partial or complete loss of one of these suppliers could cause production delays and a substantial loss of revenue.

     We rely on outside vendors to manufacture many of our components and subassemblies. Certain components, subassemblies and services necessary for the manufacture of our systems are obtained from a sole supplier or limited group of suppliers. We do not maintain any long-term supply agreements with any of our suppliers. We have entered into arrangements with J.A. Woollam Company for the purchase of the spectroscopic ellipsometer component and Newport for the robotics incorporated in our advanced measurement systems. Our reliance on a sole or a limited group of suppliers involves several risks, including the following:

     o   we may be unable to obtain an adequate supply of required components;

     o we have reduced control over pricing and the timely delivery of components and subassemblies; and

     o our suppliers may be unable to develop technologically advanced products to support our growth and development of new systems.

     Because the manufacturing of certain of these components and subassemblies involves extremely complex processes and requires long lead times, we may experience delays or shortages caused by suppliers. We believe that alternative sources could be obtained and qualified, if necessary, for most sole and limited source parts. However, if we were forced to seek alternative sources of supply or to manufacture such components or subassemblies internally, we may be forced to redesign our systems, which could prevent us from shipping our systems to customers on a timely basis.

     Additionally, some of our suppliers have relatively limited financial and other resources. Any inability to obtain adequate deliveries, or any other circumstance that would restrict our ability to ship our products, could damage relationships with current and prospective customers and harm our business.

Our current and potential competitors have significantly greater resources than we do, and increased competition could impair sales of our products.

     We operate in the highly competitive semiconductor, flat panel display and magnetic recording head industries and face competition from a number of companies, many of whom have greater financial, engineering, manufacturing, marketing and customer support resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products, which could impair sales of our products. Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. These transactions by our competitors and potential competitors may provide them with a competitive advantage over us because many of our customers and potential customers in the semiconductor, flat panel display and magnetic recording head industries are large companies that require global support and service for their metrology systems. The transactions described above may enable certain of competitors and potential competitors to rapidly expand their product offerings and service capabilities to meet a broader range of customer needs.

Variations in the amount of time it takes for us to sell our systems may cause fluctuations in our operating results, which could cause our stock price to decline.

     Variations in the length of our sales cycles could cause our revenues to fluctuate widely from period to period. Our customers generally take long periods of time to evaluate our metrology systems. We expend significant resources educating and providing information to our prospective customers regarding the uses and benefits of our systems. The length of time that it takes for us to complete a sale depends upon many factors, including:

     o   the   efforts   of  our   sales   force  and  our   independent   sales
         representatives and distributors;

     o   the complexity of the customer's metrology needs;

     o   the internal technical capabilities and sophistication of the customer;

     o   the customer's budgetary constraints; and

     o the quality and sophistication of the customer's current processing equipment.

     Because of the number of factors influencing the sales process, the period between our initial contact with a customer and the time when we recognize revenue from that customer, if ever, varies widely. Our sales cycles, including the time it takes for us to build a product to customer specifications after receiving an order, typically range from three to six months. Sometimes our sales cycles can be much longer, particularly with customers in Asia. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenue, and we may never receive any revenue from a customer despite our sales efforts.

     If we do make a sale, our customers often purchase only one of our systems, and then evaluate its performance for a lengthy period of time before purchasing additional systems. The purchases are generally made by purchase orders and not long-term contracts. The number of additional products that a customer purchases, if any, depends on many factors, including a customer's capacity requirements. The period between a customer's initial purchase and any subsequent purchases can vary from three months to a year or longer, and variations in the length of this period could cause fluctuations in our operating results and stock price.

Relatively small fluctuations in our system costs may cause our operating results to vary significantly each quarter.

     During any quarter, a significant portion of our revenue is derived from the sale of a relatively small number of systems. Our automated metrology systems range in price from approximately $200,000 to $700,000 per system, our integrated metrology systems range in price from approximately $80,000 to $300,000 per system and our tabletop metrology systems range in price from approximately $50,000 to $200,000 per system. Accordingly, a small change in the number of systems we sell will cause significant changes in our operating results.

We depend on orders that are received and shipped in the same quarter and therefore our results of operations may be subject to significant variability from quarter to quarter.

     Our net sales in any given quarter depend upon a combination of orders received in that quarter for shipment in that quarter and shipments from backlog.  Our  backlog at the  beginning  of each  quarter  does not include all systems sales needed to achieve expected revenues for that quarter. Consequently, we are dependent on obtaining orders for systems to be shipped in the same quarter that the order is received. Moreover, customers may reschedule shipments, and production difficulties could delay shipments. Accordingly, we have limited visibility of future product shipments, and our results of operations may be subject to significant variability from quarter to quarter.

Because of the high cost of switching equipment vendors in our markets, it is sometimes difficult for us to attract customers from our competitors even if our metrology systems are superior to theirs.

     We believe that once a semiconductor, flat panel display or magnetic recording head customer has selected one vendor's metrology system, the customer generally relies upon that system and, to the extent possible, subsequent generations of the same vendor's system, for the life of the application. Once a vendor's metrology system has been installed, a customer must often make substantial technical modifications and may experience downtime in order to switch to another vendor's metrology system. Accordingly, unless our systems offer performance or cost advantages that outweigh a customer's expense of switching to our systems, it will be difficult for us to achieve significant sales to that customer once it has selected another vendor's system for an application.

If we deliver systems with defects, our credibility will be harmed and the sales and market acceptance of our systems will decrease.

     Our systems are complex and sometimes have contained errors, defects and bugs when introduced. If we deliver systems with errors, defects or bugs, our credibility and the market acceptance and sales of our systems will be harmed. Further, if our systems contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to product liability as a result of product liability lawsuits against us or against our customers. We have agreed to indemnify our customers in some circumstances against liability arising from defects in our systems. In the event of a successful product liability claim, we could be obligated to pay damages significantly in excess of our product liability insurance limits.

If we are not successful in developing new and enhanced metrology systems we will likely lose market share to our competitors.

     We operate in an industry that is subject to rapid technological changes, changes in customer demands and the introduction of new, higher performance systems with short product life cycles. To be competitive, we must continually design, develop and introduce in a timely manner new metrology systems that meet the performance and price demands of semiconductor, flat panel display and magnetic recording head manufacturers and suppliers. We must also continue to refine our current systems so that they remain competitive. We may experience difficulties or delays in our development efforts with respect to new systems, and we may not ultimately be successful in developing them. Any significant delay in releasing new systems could adversely affect our reputation, give a competitor a first-to-market advantage or cause a competitor to achieve greater market share.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important intellectual property rights by us.

     Our commercial success depends in part on our ability to avoid infringing or misappropriating patents or other proprietary rights owned by third parties. There can be no assurance that our new products do not infringe any valid intellectual property rights.

Our intellectual property may infringe or be infringed upon by third parties despite our efforts to protect it, which could threaten our future success and competitive position.

     Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology for our principal product families, and we rely, in part, on patent, trade secret and trademark law to protect that technology. If we fail to adequately protect our intellectual property, it will be easier for our competitors to sell competing products. We own or have licensed a number of patents relating to our metrology systems, and have filed applications for additional patents. Any of our pending patent applications may be rejected, and we may not in the future be able to develop additional proprietary technology that is patentable. In addition, the patents we do own or that have been issued or licensed to us may not provide us with competitive advantages and may be challenged by third parties. Third parties may also design around these patents.

     In addition to patent protection, we rely upon trade secret protection for our confidential and proprietary information and technology. We routinely enter into confidentiality agreements with our employees. However, in the event that these agreements are breached, we may not have adequate remedies. Our confidential and proprietary information and technology might also be independently developed by or become otherwise known to third parties. We may be required to initiate litigation in order to enforce any patents issued to or licensed by us, or to determine the scope or validity of a third party's patent or other proprietary rights. Any such litigation, regardless of outcome, could be expensive and time consuming, and could subject us to significant liabilities or require us to re-engineer our product or obtain expensive licenses from third parties.

We must expend a significant amount of time and resources to develop new products, and if these products do not achieve commercial acceptance, our operating results may suffer.

     We expect to spend a significant amount of time and resources to develop new systems and refine existing systems. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of new systems. Our ability to commercially introduce and successfully market new systems is subject to a wide variety of challenges during this development cycle that could delay introduction of these systems. In addition, since our customers are not obligated by long-term contracts to purchase our systems, our anticipated product orders may not materialize, or orders that do materialize may be cancelled. As a result, if we do not achieve market acceptance of new products, our operating results may suffer.

We must attract and retain key personnel with relevant industry knowledge to help support our future growth, and there is competition for such personnel in our industry.

     Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. We do not enter into employment contracts with any of our key personnel. The loss of any of these key personnel, who would be difficult to replace, could harm our business and operating results. To support our future growth, we will need to attract and retain additional qualified employees. Competition for such personnel within our industry remains vigorous, and we may not be successful in attracting and retaining qualified employees.

We manufacture all of our systems at a limited number of facilities, and any prolonged disruption in the operations of those facilities could reduce our revenues.

     We produce all of our systems in our manufacturing facilities located in Milpitas, California and through our subsidiaries in Japan and Korea. Our manufacturing processes are highly complex and require sophisticated, costly equipment and specially designed facilities. As a result, any prolonged disruption in the operations of our manufacturing facilities could seriously harm our ability to satisfy our customer order deadlines.

If we choose to acquire new and complementary businesses, products or technologies instead of developing them ourselves, we may be unable to complete these acquisitions or may not be able to successfully integrate an acquired business in a cost-effective and non-disruptive manner.

     Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. To this end, we have from time to time acquired complementary businesses, products, or technologies instead of developing them ourselves and may choose to do so in the future. We do not know if we will be able to complete any acquisitions, or whether we will be able to successfully integrate any acquired business, operate it profitably or retain its key employees. Integrating any business, product or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract our management. In addition, in order to finance any acquisitions, we might need to raise additional funds through public or private equity or debt financings. In such event, we could be forced to obtain financing on terms that are not favorable to us and, in the case of an equity financing, that result in dilution to our shareholders. If we are unable to integrate any acquired entities, products or technologies effectively, our business will suffer. In addition, any amortization of goodwill or other assets or charges resulting from the costs of acquisitions could harm our business and operating results.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

     In 2000 and 2001, 60.6% and 64.8%, respectively, of our total net revenues were derived from sales to customers in foreign countries, including certain countries in Asia, such as Taiwan, Korea and Japan. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries. If we fail to adequately protect our intellectual property in these countries, it will be easier for our competitors to sell competing products in those countries.

                                    THE OFFER

     1.  Eligibility

     You are an "eligible employee" if you are an employee of Nanometrics on November 12, 2002, you are a resident of the United States and you remain employed by us or one of our subsidiaries through the date on which the options elected to be exchanged are cancelled. In addition, non-employee members of our board of directors are not eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this offer to exchange.

     In order to receive a new option, you must remain employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and which will be the first business day that is at least 6 months and 1 day after the cancellation date. If we do not extend the offer, the new option grant date will be June 17, 2003. If, for any reason, you do not remain an employee of Nanometrics, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Your employment with us will remain "at-will" and can be terminated by you or us at any time, with or without cause or notice.

     2.  Number of options; expiration date

     Subject to the terms and conditions of the offer, we will accept outstanding, unexercised options granted under the 1991 Stock Option Plan and the 2000 Employee Stock Option Plan with exercise prices equal to or greater than $10.00 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date and exchange them for new options.

     Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of an option that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

     For example, and except as otherwise described below, if you hold (1) an option to purchase 1,000 shares at $20.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

     o   your first option covering 300 remaining unexercised shares;

     o   your second option covering 1,000 shares;

     o   your third option covering 2,000 shares;

     o   two of your three options;

     o   all three of your options; or

     o   none of your options.

     These are your only choices in the above example. You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

     If you elect to exchange any of your options, then you must elect to exchange all of your options that were granted to you since May 12, 2002. For example, if you received an option grant in January 2001 and a grant in October 2002 and you want to exchange your January 2001 option grant, you also would be required to exchange your October 2002 option grant. This includes all options granted to you between the commencement of this offer on November 12, 2002 and the expiration date.

     Subject to the terms of this offer, upon our acceptance of your properly tendered options, your options will be cancelled, and you will be entitled to receive a new option to purchase 0.9 of a share of our common stock for every share of our common stock covered by an option submitted by you for exchange. Fractional shares will be rounded up to the nearest whole share. The number of shares to be covered by your new option is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. All new options will be subject to the terms of either the 2000 Employee Stock Option Plan or the 2002 Nonstatutory Stock Option Plan, and to a new option agreement between you and us. The six (6) board of directors, in its sole discretion, will determine under which of these two plans your new options will be granted. You must sign the new option agreement before receiving a new option. The forms of option agreements under each of the two plans are attached as exhibits or incorporated by reference to the Schedule TO with which this offer to exchange has been filed.

     The expiration date for the offer will be 5:00 p.m., Pacific Time, on December 13, 2002, unless we extend the offer. We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

     3.  Purpose of the offer

     We issued the outstanding options under the 1991 Stock Option Plan and the 2000 Employee Stock Option Plan to:

     o provide our eligible employees with additional performance incentives and to promote the success of our business; and

     o   encourage our eligible employees to continue their employment with us.

     The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with us and continue to work to promote the success of our business. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being "underwater." By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employees and thereby maximize shareholder value. However, because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     In addition, the exchange ratio used in this offer, 0.9 of a share covered by a new option for every share covered by an exchanged option, will decrease the total number of options outstanding and will benefit shareholders by decreasing shareholder dilution.

     We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have a negative impact on our dilution and outstanding shares. Additionally, we have a limited number of options that we may grant without shareholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

     Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     o any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

     o any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

     o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     o any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     o   any other material change in our corporate structure or business;

     o our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

     o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     o the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

     o any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer and elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to elect to exchange your options.

     4.  Procedures for electing to exchange options

     Proper Election to Exchange Options

     To validly elect to exchange your options through the offer, you must, in accordance with the instructions of the election form, properly complete, execute and deliver the election form to us via facsimile (fax number: (408) 232-5910) or, upon special arrangement, by hand to Agnes Francisco at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, CA, 95035, along with any other required documents. Agnes Francisco must receive the properly completed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on December 13, 2002, unless we decide to extend the offer.

     If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you since May 12, 2002, even if those options have exercise prices less than $10.00 per share and would not otherwise be eligible for exchange. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer.

     If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Agnes Francisco by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid.

     The delivery of all documents, including election forms, is at your risk. It is your responsibility to ensure that your election form has been received by us. You should be sure to keep any confirmations or receipts that you obtain when you send in your election form, such as a fax confirmation sheet.

     However, our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice by press release or e-mail. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be December 16, 2002.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement

     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your options elected to be exchanged by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     5.  Withdrawal rights and change of election

     You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section.

     You may withdraw your options that you previously elected to exchange at any time before 5:00 p.m., Pacific Time, on December 13, 2002. If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

     In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 8, 2003, you may withdraw your options at any time thereafter.

     To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Agnes Francisco via facsimile (fax number:
(408) 232-5910) or, upon prior arrangement, by hand, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.

     You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Agnes Francisco before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form and after your withdrawal form. It must be properly completed and it must list all of the options you wish to tender for exchange.

     If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Agnes Francisco before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

     The delivery of all documents, including any withdrawal forms, any new election forms and any other required documents, is at your risk. It is your responsibility to ensure that we have received your withdrawal forms or any other documents you have submitted. You should be sure to keep any confirmations or receipts that you obtain when you send in your withdrawal form or your new election form, such as a fax confirmation sheet.

     6.  Acceptance of options for exchange and issuance of new options

     Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be December 16, 2002. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release. Subject to our rights to terminate the offer, discussed in Section 15 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

     You will be granted a new option on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options. All new options will be non-qualified stock options.

     Therefore, subject to the terms and conditions of this offer, if your options are properly elected to be exchanged by December 13, 2002, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on December 16, 2002, you will be granted a new option on June 17, 2003. If we accept and cancel options properly tendered for exchange after December 16, 2002, the date on which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a promise to grant stock option. The promise to grant stock option will evidence our binding commitment to grant a stock option to you on a date no earlier than June 17, 2003 covering the number of shares you would be entitled to under this offer, provided that you remain an employee of Nanometrics or one of our subsidiaries through the date on which the grant is to be made.

     Subject to the terms of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase 0.9 of a share of our common stock for every share of our common stock covered by an option submitted by you for exchange. Fractional shares shall be rounded up to the nearest whole share. The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

     If, for any reason, you are not an employee of Nanometrics, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

     If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least 6 months and 1 day after any of your options have been cancelled. We will defer granting you these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

     Options that you choose not to elect to exchange or that we do not accept for exchange will retain their current exercise price and current vesting schedule and will remain outstanding until they are exercised in full or expire by their terms.

     7.  Conditions of the offer

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

     o there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

     o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

     o   there shall have occurred:

         --   any general suspension of trading in, or limitation on prices for,
              securities  on  any  national   securities   exchange  or  in  the
              over-the-counter market in the United States;

         -- the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

         -- any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

         -- in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor's 500 Index from the date of commencement of the exchange offer;

         -- the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

         -- if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

     o   as the term "group" is used in Section 13(d)(3) of the Exchange Act:

         -- any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

         -- any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

         -- any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

     o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

     o a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     o any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership; or

     o any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us.

     If any of the above events occur, we may:

     o terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

     o complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

     o   amend the terms of the exchange offer; or

     o waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

      8. Price range of shares underlying the options

     The shares underlying your options currently are traded on the Nasdaq National Market under the symbol "NANO." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                        High          Low
                                                       ------       ------
         Fiscal Year 2002
            Quarter ended September 30, 2002           $16.33       $ 2.60
            Quarter ended June 30, 2002                 20.35        13.16
            Quarter ended March 31, 2002                23.10        14.90
         Fiscal Year 2001
            Quarter ended December 31, 2001             27.65        14.71
            Quarter ended September 30, 2001            36.66        13.00
            Quarter ended June 30, 2001                 32.95        13.50
            Quarter ended March 31, 2001                22.31        12.38
         Fiscal Year 2000
            Quarter ended December 31, 2000             54.50        10.63
            Quarter ended September 30, 2000            63.88        28.88
            Quarter ended June 30, 2000                 49.75        19.75
            Quarter ended March 31, 2000                52.13        18.13

     On November 8, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $4.63 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer.

     9.  Source and amount of consideration; terms of new options

     Consideration

     We will issue new options to purchase shares of our common stock under our 2000 Employee Stock Option Plan and our 2002 Nonstatutory Stock Option Plan in exchange for the eligible outstanding options properly elected to be exchanged by you and accepted by us that will be cancelled. Our board of directors, in its sole discretion, will decide under which of these two plans each new option will be granted. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase 0.9 of a share of our common stock for every share of our common stock covered by an option submitted by you for exchange. Fractional shares shall be rounded up to the nearest whole share. If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, new options to purchase a total of approximately 1,765,818 shares of our common stock, or approximately 14.7% of the total shares of our common stock outstanding as of November 4, 2002.

     Terms of New Options

     The new options will be non-qualified stock options granted under either our 2000 Employee Stock Option Plan or our 2002 Nonstatutory Stock Option Plan. Our board of directors, in its sole discretion, will decide under which of these two plans each new option will be granted. For every new option granted, a new option agreement will be entered into between us and each option holder who has elected to participate in the offer. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but, except as described, such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your new option may differ from the vesting schedule of your old option, and that vesting of your new option will begin on the new option grant date.

     Also, you should note that new options granted under the 2002 Nonstatutory Stock Option Plan will not provide for any acceleration upon a change of control unless the acquiring company refuses to assume or substitute the options. This differs from both our 1991 Stock Option Plan and our 2000 Employee Stock Option Plan.

     Under the provisions of our 1991 Stock Option Plan, if there is a change in control of Nanometrics (as such term is defined in the 1991 Stock Option Plan) the board of directors has the discretion to accelerate the vesting and exercisability of all options granted thereunder. The board of directors also has the discretion to provide that such options will be cashed out at the change in control price (as determined by the board of directors within the parameters set out in the 1991 Stock Option Plan), minus the option exercise price. The 2000 Employee Stock Option Plan provides that if there is a change of control of Nanometrics (as such term is defined in the 2000 Employee Stock Option Plan), the vesting of options granted under thereunder will automatically accelerate and the options will become fully vested and exercisable if any of the following occur: (1) the option is terminated or cancelled, except by mutual consent of Nanometrics and the optionee, or any successor fails to assume the options; (2) the optionee does not or will not receive upon exercise of the options the identical consideration received by all other shareholders in any merger, consolidation sale or similar event occurring upon or after the change of control; (3) the optionee's service is terminated as a result of an involuntary termination (as such term is defined in the 2000 Employee Stock Option Plan); or
(4) on the date that is 12 months following the change of control if, as of the time of the change of control, the optionee has been designated as an executive officer by the board of directors; provided that the optionee has not voluntarily terminated employment with Nanometrics prior to the end of the 12-month period.

     In addition, you should note that because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

     The following description summarizes the material terms of our 2000 Employee Stock Option Plan and our 2002 Nonstatutory Stock Option Plan. Unless we need to distinguish between each of these plans, we will refer to each as a plan and together, as the plans. Our statements in this offer to exchange concerning our 2000 Employee Stock Option Plan and our 2002 Nonstatutory Stock Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 2000 Employee Stock Option Plan and our 2002 Nonstatutory Stock Option Plan, and the forms of option agreement under the plans. Please contact us at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, Attention: Agnes Francisco (telephone: (408) 435-9600), to receive a copy of either our 2000 Employee Stock Option Plan or our 2002 Nonstatutory Stock Option Plan, and the forms of option agreements accompanying those plans. We will promptly furnish you copies of these documents at our expense.

     2000 Employee Stock Option Plan

     The maximum number of shares available for issuance through the exercise of options granted under our 2000 Employee Stock Option Plan is 2,450,000 shares. The 2000 Employee Stock Option Plan permits the granting of incentive stock options, non-qualified stock options and stock purchase rights . All new options granted under the 2000 Employee Stock Option Plan pursuant to this offer will be non-qualified stock options. As of November 4, 2002, there were 667,559 shares available for issuance under our 2000 Employee Stock Option Plan.

     2002 Nonstatutory Stock Option Plan

     The maximum number of shares available for issuance through the exercise of options granted under our 2002 Nonstatutory Stock Option Plan is 1,200,000 shares. The 2002 Nonstatutory Stock Option Plan permits the granting of non-qualified stock options, but not incentive stock options. As of November 4, 2002, there were 1,200,000 shares available for issuance under our 2002 Nonstatutory Stock Option Plan.

     General Terms of the 2000 Employee Stock Option Plan and the 2002 Nonstatutory Stock Option Plan

     The 2000 Employee Stock Option Plan and the 2002 Nonstatutory Stock Option Plan are administered by the board of directors or a committee appointed by the board of directors, which we refer to as the administrator. Subject to the other provisions of the 2000 Employee Stock Option Plan and the 2002 Nonstatutory Stock Option Plan the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Term

     Options generally have a term of 10 years. All new options to be granted through this offer will be non-qualified stock options and will have a term of 7 years.

     Termination of Employment Before the New Option Grant Date

     If, for any reason, you are not an employee of us, one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

     Termination of Employment After the New Option Grant Date

     In the event that either you or we terminate your employment after receiving a new option grant for any reason other than death, permanent and total disability or misconduct, you may exercise your option within the time specified in your option agreement, or if no time is specified, you may generally exercise your option within 3 months after termination, but only to the extent that you are entitled to exercise it at termination. If your employment terminates because of your permanent and total disability or death, you or your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, or if no time is specified, for 12 months following termination.

     Exercise Price

     Generally, the administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

     Vesting and Exercise

     Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. Each new option will vest based on a new vesting schedule that will begin on the new option grant date. The vesting schedule for each new option will be as follows:

     o For options that were fully vested at the time of their cancellation, 100% of the new options will vest on the one-year anniversary of the new option grant date; and

     o For options that were not fully vested at the time of their cancellation, 50% of the new option will vest on the one-year anniversary of the new option grant date, and the remaining 50% will vest on the two-year anniversary of the new option grant date;

so that each new option will be fully vested on or before the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date.

     For example, a new option to purchase 900 shares of our common stock granted on the scheduled new option grant date of June 17, 2003 in exchange for a fully vested option to purchase 1,000 shares would vest as follows:

     o none of the shares subject to the new option will be vested on June 17, 2003; and

     o   all 900 shares subject to the new option will vest on June 17, 2004.

     In another example, a new option to purchase 3,600 shares of our common stock granted on the scheduled new option grant date of June 17, 2003 in exchange for a partially vested option to purchase 4,000 shares would vest as follows:

     o none of the shares subject to the new option will be vested on June 17, 2003;

     o   1,800 shares subject to the new option will vest on June 17, 2004; and

     o the remaining 1,800 shares subject to the new option will vest on June 17, 2005.

     Adjustments Upon Certain Events

     Events Occurring before the New Option Grant Date. If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

     The new options for the purchase of an acquiror's stock will have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. If the acquiror's stock was not traded on a public market, the fair market value of the acquiror's stock may be determined in good faith by the acquiror's board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

     Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but prior to the new option grant date, you will not be able to exercise your option to purchase Nanometrics common stock prior to the effective date of the merger or acquisition.

     You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Nanometrics would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Nanometrics common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their Nanometrics common stock before the effective date.

     If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

     Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

     If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

     The 2000 Employee Stock Option Plan and the 2002 Nonstatutory Stock Option Plan provide that if we merge with another corporation, or if we sell substantially all of our assets (and if, in the case of the 2000 Employee Stock Option Plan, these events do not constitute a change of control of Nanometrics, as such term is defined in the 2000 Employee Stock Option Plan), each option may be assumed by the successor corporation or an equivalent option right may be substituted for the option by our board of directors or the successor corporation as appropriate. If an option is not so assumed or substituted for, the vesting of the option will accelerate, the option will become fully vested and exercisable, and the administrator will provide notice of such acceleration. You will have 15 days following the date of notice of acceleration to exercise their options, at the end of which period the options will terminate.

     Additionally, the 2000 Employee Stock Option Plan provides that if there is a change of control of Nanometrics (as such term is defined in the 2000 Employee Stock Option Plan), the vesting of your options granted under this plan will accelerate and the option will become fully vested and exercisable if any of the following occur: (1) the option is terminated or cancelled, except by mutual consent, or any successor fails to assume the options; (2) you do not or will not receive upon exercise of the options the identical consideration received by all other shareholders in any merger, consolidation sale or similar event occurring upon or after the change of control; (3) your service is terminated as a result of an involuntary termination (as such term is defined in the 2000 Employee Stock Option Plan); or (4) on the date that is 12 months following the change of control if, as of the time of the change of control, you have been designated as an executive officer by the board of directors; provided that you have not voluntarily terminated employment with Nanometrics prior to the end of the 12-month period.

     Transferability of Options

     New options may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, issued options may be exercised by any person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares

     All of the shares of common stock issuable under the 2000 Employee Stock Option Plan and the 2002 Nonstatutory Stock Option Plan have been or will be registered under the Securities Act of 1933, as amended (the "Securities Act") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences

     You should refer to Section 14 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are a resident of, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

     10. Information concerning Nanometrics

     Our principal executive offices are located at 1550 Buckeye Drive, Milpitas, California 95035, and our telephone number is (408) 435-9600. Questions regarding this option exchange should be directed to Paul Nolan at Nanometrics at the above address.

     We design, manufacture, market and support thin film, critical dimension and overlay metrology systems for the semiconductor, flat panel display and magnetic recording head industries. Our systems precisely measure a wide range of film types deposited on substrates during manufacturing in order to control manufacturing processes and increase production yields. Our non-contact, non-destructive metrology systems use a broad spectrum of wavelengths, high-sensitivity optics, proprietary software and patented technology to measure the thickness, critical dimensions, optical constants and uniformity of films and structures deposited on silicon and other substrates. In addition, we have microscope and software-based technology for measuring the relative alignment of adjacent thin film layers.

     We had a book value per share of $10.65 at September 30, 2002.

     11. Interests of directors and officers; transactions and arrangements concerning the options

     A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Non-employee directors may not participate in the offer. As of November 4, 2002, our executive officers and directors (8 persons) as a group beneficially owned options outstanding under our 1991 Stock Option Plan to purchase a total of 419,000 of our shares, which represented approximately 40.9% of the shares subject to all options outstanding under the 1991 Stock Option Plan as of that date. As of the same date, our executive officers and directors beneficially owned options outstanding under our 2000 Employee Stock Option Plan to purchase a total of 370,000 of our shares, which represented approximately
20.8 % of the shares subject to all options outstanding under the 2000 Employee Stock Option Plan. Executive officers and directors as a group beneficially owned options outstanding under both of the above-referenced stock plans to purchase a total of 789,000 of our shares, which represented approximately 28.1% of the shares subject to all options outstanding under these plans as of that date. Officers and directors are not eligible to receive options under 2002
Nonstatutory Stock Option Plan. The options to purchase our shares owned by non-employee directors are not eligible to be tendered in the offer.

     The following table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under our 1991 Stock Option Plan and our 2000 Employee Stock Option Plan as of November 4, 2002. The percentages in the table below are based on a total of outstanding options under our 1991 Stock Option Plan and our 2000 Employee Stock Option Plan to purchase 2,806,448 shares of our common stock as of November 4, 2002.

                                                                               Number of Shares
                                                                                  Covered by           Percentage of
                                                                             Outstanding Options     Total Outstanding
                                                                              Granted Under the        Options Under
              Name                                Position                      Eligible Plans       the Eligible Plans
-------------------------------   ----------------------------------------   --------------------    ------------------

Vincent J. Coates                 Chairman of the Board, Secretary                       0                 0%

John D. Heaton                    President, Chief Executive Officer and           675,000                24.1
                                  Director

Paul B. Nolan                     Vice President and Chief Financial                60,000                 2.1
                                  Officer

Roger Ingalls, Jr.                Vice President and Director of Sales              54,000                 1.9

Nathaniel Brenner*                Director                                               0                 0

William Oldham*                   Director                                               0                 0

Papken S. Der Torossian*          Director                                               0                 0

Edmond R. Ward*                   Director                                               0                 0

     --------------------------------------------

     *Non-employee directors who are not eligible to participate in this option exchange program. Non-employee directors receive option grants out of a separate Director Stock Option Plan.

     Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under our 1991 Stock Option Plan or our 2000 Employee Stock Option Plan, or in transactions involving our common stock during the past 60 days before and including November 8, 2002:

     o On September 19, 2002, Edmond R. Ward purchased 2,000 shares of our common stock at a price of $3.50 per share in the open market.

     12. Status of options acquired by us in the offer; accounting consequences of the offer

     Options that we acquire through the offer that were granted under the 1991 Stock Option Plan or the 2000 Employee Stock Option Plan will be cancelled and the shares subject to those options granted under the 2000 Employee Stock Option Plan will be returned to the pool of shares available for grants of new awards under such plan. Shares subject to those options granted under the 1991 Stock
Option Plan will remain authorized but unissued shares. To the extent that shares returning to the 2000 Employee Stock Option Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 2000 Employee Stock Option Plan participants without further shareholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     If we were to grant the new options under a traditional stock option repricing, in which an employee's current options would be immediately repriced, or on any date that is earlier than 6 months and 1 day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

     13. Legal matters; regulatory approvals

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7 of this offer to exchange.

     If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, which is expected to be June 17, 2003, we will not grant any new options. Except as described below, we are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

     If proposed Nasdaq rules require us to obtain shareholder approval for the establishment of the 2002 Nonstatutory Stock Option Plan and we are unable to obtain such approval before the new option grant date, we may not be able to grant you new options under the 2002 Nonstatutory Stock Option Plan pursuant to the offer. In such event, we will grant your new options exclusively out of the 2000 Employee Stock Option Plan.

     14. Material U.S. federal income tax consequences

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of, or subject to the tax laws in the United States, but are also subject to the tax laws in another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

     Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer.

     All new options will be granted as non-qualified stock options. Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

     15. Extension of offer; termination; amendment

     We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

     We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the offer or the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

     16. Fees and expenses

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

     17. Additional information

     This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

         1. Our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the SEC on November 8, 2002,

         2. Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 13, 2002,

         3. Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 7, 2002,

         4. Our definitive proxy statement on Schedule 14A for our 2002 annual meeting of shareholders, filed with the SEC on April 17, 2002,

         5. Our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 21, 2002, and

         6. The description of our shares contained in our registration statement on Form 8-A, filed with the SEC pursuant to Section 12 of the Exchange Act on April 29, 1985.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Nanometrics Incorporated 1550 Buckeye Drive, Milpitas, California 95035,
Attention: Agnes Francisco, or telephoning Agnes Francisco at (408) 435-9600.

     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

     The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

     18. Financial statements

     Attached as Schedule B and Schedule C, respectively, to this offer to exchange are our financial statements that are included in our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the SEC on November 8, 2002, and in our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 21, 2002. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

     19. Miscellaneous

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                            NANOMETRICS INCORPORATED
November 12, 2002

                                   SCHEDULE A

                  INFORMATION CONCERNING THE EXECUTIVE OFFICERS
                    AND DIRECTORS OF NANOMETRICS INCORPORATED

     The executive officers and directors of Nanometrics Incorporated and their positions and offices as of November 8, 2002, are set forth in the following table:

              Name                         Position and Offices Held
-------------------------------  -----------------------------------------------

Vincent J. Coates                Chairman of the Board, Secretary

John D. Heaton                   President, Chief Executive Officer and Director

Paul B. Nolan                    Vice President and Chief Financial Officer

Roger Ingalls, Jr.               Vice President and Director of Sales

Nathaniel Brenner*               Director

William Oldham*                  Director

Papken S. Der Torossian*         Director

Edmond R. Ward*                  Director

     The address of each executive officer and director is: c/o Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035.

--------------------------------------------

     (*) Non-employee directors who are not eligible to participate in this option exchange program.

                                   SCHEDULE B

                              FINANCIAL STATEMENTS
                           OF NANOMETRICS INCORPORATED
                        INCLUDED IN ITS QUARTERLY REPORT
                                  ON FORM 10-Q
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2002

                            NANOMETRICS INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                  (Amounts in thousands, except share amounts)
                                   (Unaudited)

                                                         September 30,      December 31,
                                                            2002                2001
                                                         ---------           ---------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                             $  35,428           $  47,227
   Short-term investments                                    1,989                  --
   Accounts receivable, net of
     allowances of $565 and $562                             8,936               9,131
   Inventories                                              27,200              26,311
   Deferred income taxes                                     7,053               3,974
   Prepaid expenses and other                                2,369               2,474
                                                         ---------           ---------
                  Total current assets                      82,975              89,117

PROPERTY, PLANT AND EQUIPMENT, Net                          50,376              48,412

DEFERRED INCOME TAXES                                            9                 225

GOODWILL                                                     1,077               1,077

OTHER ASSETS                                                 3,357               3,524
                                                         ---------           ---------

TOTAL ASSETS                                             $ 137,794           $ 142,355
                                                         =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                      $   2,112           $   2,906
   Accrued payroll and related expenses                      1,465               1,148
   Deferred revenue                                          2,261               2,261
   Other current liabilities                                 1,401               1,981
   Income taxes payable                                        146                 272
   Current portion of debt obligations                         404                 378
                                                         ---------           ---------
                  Total current liabilities                  7,789               8,946

OTHER LONG-TERM OBLIGATIONS                                     --                 250

DEBT OBLIGATIONS                                             3,237               3,314
                                                         ---------           ---------
                  Total liabilities                         11,026              12,510
                                                         ---------           ---------

SHAREHOLDERS' EQUITY:
   Common stock, no par value; 50,000,000 shares
     authorized; 11,901,235 and 11,787,033 outstanding      99,671              98,531
   Retained earnings                                        27,676              32,743
   Accumulated other comprehensive loss                       (579)             (1,429)
                                                         ---------           ---------
                  Total shareholders' equity               126,768             129,845
                                                         ---------           ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $ 137,794           $ 142,355
                                                         =========           =========

See Notes to Consolidated Financial Statements

                            NANOMETRICS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)
                                   (Unaudited)

                                         Three Months Ended      Nine Months Ended
                                            September 30,           September 30,
                                         2002        2001        2002         2001
                                       --------    --------    --------    --------
NET REVENUES:
   Product sales                       $  6,637    $  9,080    $ 20,634    $ 35,550
   Service                                1,932       1,019       4,352       3,767
                                       --------    --------    --------    --------

   Total net revenues                     8,569      10,099      24,986      39,317
                                       --------    --------    --------    --------

COSTS AND EXPENSES:
   Cost of product sales                  3,063       3,676       8,884      14,628
   Cost of service                        1,666       1,133       4,377       3,944
   Research and development               3,688       2,676      10,127       7,995
   Selling                                2,718       2,675       7,636       6,893
   General and administrative             1,349       1,105       3,512       3,109
                                       --------    --------    --------    --------

   Total costs and expenses              12,484      11,265      34,536      36,569
                                       --------    --------    --------    --------

INCOME (LOSS) FROM OPERATIONS            (3,915)     (1,166)     (9,550)      2,748
                                       --------    --------    --------    --------

OTHER INCOME (EXPENSE):
   Interest income                          125         582         433       2,279
   Interest expense                         (25)        (17)        (72)        (57)
   Other, net                               (61)         16          57        (394)
                                       --------    --------    --------    --------
   Total other income, net                   39         581         418       1,828
                                       --------    --------    --------    --------

INCOME (LOSS) BEFORE INCOME TAXES        (3,876)       (585)     (9,132)      4,576

PROVISION (BENEFIT) FOR INCOME TAXES     (2,060)       (135)     (4,067)      1,866
                                       --------    --------    --------    --------

NET INCOME (LOSS)                      $ (1,816)   $   (450)   $ (5,065)   $  2,710
                                       ========    ========    ========    ========



NET INCOME (LOSS) PER SHARE:
   Basic                               $  (0.15)   $  (0.04)   $  (0.43)   $   0.23
                                       ========    ========    ========    ========
   Diluted                             $  (0.15)   $  (0.04)   $  (0.43)   $   0.22
                                       ========    ========    ========    ========


SHARES USED IN PER SHARE
COMPUTATION:
   Basic                                 11,886      11,707      11,838      11,660
                                       ========    ========    ========    ========
   Diluted                               11,886      11,707      11,838      12,142
                                       ========    ========    ========    ========

See Notes to Consolidated Financial Statements

                            NANOMETRICS INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)
                                   (Unaudited)


                                                                   Nine Months Ended
                                                                     September 30,
                                                                   2002         2001
                                                                ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                            $  (5,065)   $   2,710
   Reconciliation of net income (loss) to net cash
    used in operating activities:
   Depreciation and amortization                                    1,725          996
   Deferred income taxes                                           (2,841)      (1,144)
   Changes in assets and liabilities
       Accounts receivable                                            504        2,250
       Inventories                                                   (487)      (9,040)
       Prepaid expenses and other current assets                       (6)       1,158
       Accounts payable accrued and other current liabilities      (1,175)         701
       Income taxes payable                                           126          839
                                                                ---------    ---------

Net cash used in operating activities                              (7,219)      (1,530)
                                                                ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of short-term investments                             (36,989)    (120,546)
   Sales/maturities of short-term investments                      35,000      129,719
   Purchases of property, plant and equipment                      (2,710)      (9,883)
   Other assets                                                      --         (2,289)
                                                                ---------    ---------
Net cash used in investing activities                              (4,699)      (2,999)
                                                                ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of long-term debt                                      (611)        (768)
   Issuance of common stock                                           894          876
                                                                ---------    ---------

Net cash provided by financing activities                             283          108
                                                                ---------    ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                              (164)         113
                                                                ---------    ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                           (11,799)      (4,308)
CASH AND CASH EQUIVALENTS, beginning of period                     47,227       16,933
                                                                ---------    ---------

CASH AND CASH EQUIVALENTS, end of period                        $  35,428    $  12,625
                                                                =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
   Cash paid for interest                                       $      76    $     157
                                                                =========    =========

   Cash paid for income taxes                                   $       6    $   2,682
                                                                =========    =========

See Notes to Consolidated Financial Statements

                            NANOMETRICS INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1.       Consolidated Financial Statements

     The consolidated financial statements include the accounts of Nanometrics Incorporated and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

     While the quarterly financial statements are unaudited, the financial statements included in this report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The operating results for interim periods are not necessarily indicative of the operating results that may be expected for the entire year. The information included in this report should be read in conjunction with the information included in Nanometrics' 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Note 2.       Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                         September 30,       December 31,
                                             2002               2001
                                           -------            -------

Raw materials and subassemblies            $13,886            $18,279
Work in process                              8,114              2,387
Finished goods                               5,200              5,645
                                           -------            -------
Total inventories                          $27,200            $26,311
                                           =======            =======

Note 3.       Other Current Liabilities

       Other current liabilities consist of the following (in thousands):

                                         September 30,     December 31,
                                            2002               2001
                                           ------            ------

Commissions payable                        $   63            $  288
Accrued warranty                              261               435
Accrued professional services                 118               210
Other                                         959             1,048
                                           ------            ------
Total other current liabilities            $1,401            $1,981
                                           ======            ======

Note 4.       Shareholders' Equity

Net Income (Loss) Per Share - The reconciliation of the share denominator used in the basic and diluted net income (loss) per share computations are as follows (in thousands):

                                                        Three Months Ended       Nine Months Ended
                                                           September 30,            September 30,
                                                         2002       2001         2002        2001
                                                        ------     ------       ------      ------
 Weighted average common shares
  outstanding-shares used in basic
  net income (loss) per share computation               11,886     11,707       11,838      11,660
Dilutive effect of common stock equivalents,
  using the treasury stock method                         --         --           --           482
                                                        ------     ------       ------      ------
Shares used in dilutive net income (loss)
  per share computation                                 11,886     11,707       11,838      12,142
                                                        ======     ======       ======      ======

     During the three month periods ended September 30, 2002 and September 30, 2001, respectively, diluted net loss per share excludes common equivalent shares outstanding, as their effect is antidilutive. During the nine month period ended Spetember 30, 2001, Nanometrics had common equivalent shares outstanding which could potentially dilute basic net income per share in the future, but were excluded from the computation of diluted net income per share as the common stock options' exercise prices were greater than the average market price of the common shares for the period. During the three and nine month periods ended September 30, 2002, diluted net loss per share excludes common equivalent shares outstanding, as their effect is antidilutive.

Note 5.       Comprehensive Income (Loss)

     Comprehensive income (loss), which consisted of net income (loss) for the periods and changes in accumulated other comprehensive income, was a loss of $2,182,000 and $212,000 for the three months ended September 30, 2002 and 2001, respectively. For the nine months ended September 30, 2002, the comprehensive loss was $4,215,000 compared to comprehensive income of $2,532,000 for the nine months ended September 30, 2001.

Note 6.       Equity

     During the three months period ended September 30, 2002, Nanometrics issued the remaining shares available under the 1986 Employee Stock Purchase Plan (the "1986 Plan"). Nanometrics intends to cancel the 1986 Plan and does not expect to issue further shares under the plan.

Note 7.       New Accounting Pronouncement

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. Effective January 1, 2002, Nanometrics adopted SFAS No. 142. Nanometrics ceased amortizing goodwill with a net carrying value of $1,077,000 and annual amortization of $204,000 that resulted from business combinations completed prior to the adoption of SFAS No. 141. The adoption of the non-amortization provisions of SFAS No. 142 was not material for the nine months ended September 30, 2002. Nanometrics completed its transitional impairment test and determined that no impairment was indicated.

     In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. Nanometrics will adopt the provisions of SFAS 146 for restructuring activities initiated after December 31, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

                                   SCHEDULE C

                              FINANCIAL STATEMENTS
                           OF NANOMETRICS INCORPORATED
                          INCLUDED IN ITS ANNUAL REPORT
                                  ON FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                NANOMETRICS INCORPORATED

                               CONSOLIDATED BALANCE SHEETS
                          (In thousands, except share amounts)
                                                                                          December 31,
                                                                                          ------------
                                         ASSETS                                      2000             2001
                                                                                   --------         --------
Current assets:
Cash and cash equivalents ......................................................   $ 16,934         $ 47,227
Short-term investments..........................................................     52,854                -
Accounts receivable, net of allowances of $418 and $562 in 2000 and 2001,
respectively....................................................................     14,319            9,131
Inventories ....................................................................     15,753           26,311
Deferred income taxes ..........................................................      2,760            3,974
Prepaid expenses and other .....................................................      3,351            2,474
                                                                                   --------         --------
Total current assets............................................................    105,971           89,117

Property, plant and equipment, net..............................................     37,223           48,412

Deferred income taxes...........................................................        227              225

Other assets....................................................................      1,375            4,601
                                                                                   --------         --------
Total assets....................................................................   $144,796         $142,355
                                                                                   ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable................................................................   $  4,625         $  2,906
Accrued payroll and related expenses............................................      1,610            1,148
Deferred revenue...............................................................       3,015            2,261
Other current liabilities.......................................................      3,049            1,981
Income taxes payable............................................................        331              272
Current portion of debt obligations.............................................        921              378
                                                                                   --------         --------
Total current liabilities.......................................................     13,551            8,946

Other long=term liabilities.....................................................          -              250

Debt obligations................................................................      4,236            3,314
                                                                                   --------         --------
Total liabilities...............................................................     17,787           12,510
                                                                                   --------         --------
Commitments and contingencies (Note 6)

Shareholders' equity:
Common stock, no par value; 25,000,000 shares authorized;
11,607,839 and 11,787,033 outstanding in 2000 and 2001, respectively............     95,929           98,531
Retained earnings...............................................................     31,783           32,743
Accumulated other comprehensive loss............................................       (703)          (1,429)
                                                                                   --------         --------
Total shareholders' equity......................................................    127,009          129,845
                                                                                   --------         --------
Total liabilities and shareholders' equity......................................   $144,796         $142,355
                                                                                   ========         ========

                        See notes to consolidated financial statements.

                              NANOMETRICS INCORPORATED

                         CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share amounts)
                                                                                          Years Ended December 31,
                                                                                        ----------------------------
                                                                                        1999        2000        2001
                                                                                       ------      ------      ------
Net revenues:
  Product sales.................................................................     $ 32,162    $ 63,468    $ 42,653
  Service.......................................................................        4,246       6,023       4,931
                                                                                       ------      ------      ------

          Total net revenues....................................................       36,408      69,491      47,584
                                                                                       ------      ------      ------

Costs and expenses:
  Cost of product sales.........................................................       14,606      25,082      17,949
  Cost of service...............................................................        4,560       6,022       5,406
  Research and development......................................................        4,658       9,238      10,760
  Selling.......................................................................        5,871      10,313       9,523
  General and administrative....................................................        2,973       4,258       4,177
                                                                                       ------      ------      ------
         Total costs and expenses...............................................       32,668      54,913      47,815
                                                                                       ------      ------      ------
Income (loss) from operations...................................................        3,740      14,578        (231)
                                                                                       ------      ------      ------
Other income (expense):
  Interest income...............................................................          662       4,129       2,576
  Interest expense..............................................................         (180)        (76)        (86)
  Other, net....................................................................           94        (150)       (517)
                                                                                       ------      ------      ------
          Total other income, net...............................................          576       3,903       1,973
                                                                                       ------      ------      ------
Income before income taxes......................................................        4,316      18,481       1,742

Provision for income taxes......................................................        1,682       5,942         782
                                                                                       ------      ------      ------
Income before cumulative effect of change in accounting principle...............        2,634      12,539         960

Cumulative effect of change in revenue recognition principle (SAB 101)..........            -      (1,364)          -
                                                                                       ------      ------      ------
Net income......................................................................      $ 2,634    $ 11,175      $  960
                                                                                       ======      ======      ======
Basic net income (loss) per share:
  Income before cumulative effect of change in accounting principle                    $ 0.30      $ 1.14      $ 0.08
  Cumulative effect of change in revenue recognition principle (SAB 101)........            -       (0.12)          -
                                                                                       ------      ------      ------
  Net income....................................................................       $ 0.30      $ 1.02      $ 0.08
                                                                                       ======      ======      ======
Diluted net income (loss) per share:
  Income before cumulative effect of change in accounting principle.............       $ 0.28      $ 1.06      $ 0.08
  Cumulative effect of change in revenue recognition principle (SAB 101)........            -       (0.12)          -
                                                                                       ------      ------      ------
  Net income....................................................................       $ 0.28      $ 0.94      $ 0.08
                                                                                       ======      ======      ======
Shares used in per share computation:
  Basic.........................................................................        8,829      10,986      11,691
                                                                                       ======      ======      ======
  Diluted.......................................................................        9,393      11,845      12,161
                                                                                       ======      ======      ======

                        See notes to consolidated financial statements.

                                                  NANOMETRICS INCORPORATED

                       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                            (In thousands, except share amounts)

                                                                                       Accumulated
                                                      Common Stock                       Other         Total      Compre-
                                                   -------------------  Retained      Comprehensive Shareholders' hensive
                                                    Shares     Amount   Earnings      Income (Loss)   Equity      Income
                                                   ----------  -------- --------     -------------- ------------  -------
Balances, January 1, 1999........................   8,690,643  $ 14,170 $ 17,974    $   (134)        $ 32,010

Comprehensive income:
  Net income.....................................       -         -        2,634         -              2,634     $ 2,634
  Other comprehensive income (loss), net of tax:
    Foreign currency translation adjustments.....       -         -         -            422              422         422
    Unrealized loss on investments...............       -         -         -            (18)             (18)        (18)
                                                                                                                  -------
           Comprehensive income..................       -         -         -            -               -        $ 3,038
                                                                                                                  =======
Issuance of common stock under employee stock
  purchase plan..................................      28,937       148     -            -                148
Issuance of common stock under stock option plan.     444,418     1,936     -            -              1,936
Tax benefit of employee stock transactions.......       -         1,023     -            -              1,023
                                                   ----------  -------- --------    --------         --------

Balances, December 31, 1999......................   9,163,998    17,277   20,608         270           38,155

Comprehensive income:
  Net income.....................................       -         -       11,175         -             11,175     $11,175
  Other comprehensive income (loss), net of tax:
    Foreign currency translation adjustments.....       -         -         -           (981)            (981)       (981)
    Unrealized gain on investments...............       -         -         -              8                8          8
                                                                                                                  -------
           Comprehensive income..................       -         -         -            -               -        $10,202
                                                                                                                  =======
Proceeds from common stock issuances, net of $700
  of issuance costs..............................   2,012,500    72,367     -            -             72,367
Issuance of common stock under employee stock
  purchase plan..................................      16,507       261     -            -                261
Issuance of common stock under stock option plan.     414,834     2,158     -            -              2,158
Tax benefit of employee stock transactions.......       -         3,866     -            -              3,866
                                                   ----------  -------- --------    --------         --------

Balances, December 31, 2000......................  11,607,839    95,929   31,783        (703)        127,009

Comprehensive income:
  Net income.....................................       -         -          960         -                960     $   960
  Other comprehensive loss, net of tax:
    Foreign currency translation adjustments.....       -         -         -           (698)            (698)       (698)
    Unrealized gain on investments...............       -         -         -            (28)             (28)        (28)
                                                                                                                  -------
           Comprehensive income..................       -         -         -            -               -        $   234
                                                                                                                  =======
Other stock issued...............................      12,813       214     -            -                214
Issuance of common stock under employee stock
  purchase plan..................................      33,845       453     -            -                453
Issuance of common stock under stock option plan.     132,536       914     -            -                914
Tax benefit of employee stock transactions.......       -         1,021     -            -              1,021
                                                   ----------  -------- --------    --------         --------

Balances, December 31, 2001......................  11,787,033  $ 98,531 $ 32,743    $ (1,429)       $ 129,845
                                                   ==========  ======== ========    ========         ========

                                 See notes to consolidated financial statements.

                                                 NANOMETRICS INCORPORATED

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      (In thousands)

                                                                                            December 31,
                                                                                 --------------------------------
                                                                                 1999          2000          2001
                                                                                 ----          ----          ----
Cash flows from operating activities:
  Net income ..........................................................        $ 2,634      $ 11,175      $    960
  Reconciliation of net income to net cash provided by (used in)
    operating activities:
    Depreciation and amortization......................................            359           727         1,681
    Allowance for doubtful accounts....................................              5           -             150
    Deferred rent......................................................             (8)          (35)          -
    Loss on sale/disposal of property..................................           -               54             7
    Deferred income taxes..............................................            174        (1,130)       (1,212)
    Changes in assets and liabilities, net of effects of product line acquisition:
      Accounts receivable..............................................         (2,501)       (3,372)        4,480
      Inventories......................................................          2,449        (6,913)      (11,259)
      Prepaid income taxes.............................................          1,325          (221)        1,939
      Prepaid expenses and other.......................................           (178)       (2,078)         (797)
      Accounts payable, accrueds and other current liabilities.........          1,022         4,675        (3,335)
      Deferred revenue.................................................            319         3,544          (717)
      Income taxes payable.............................................          1,462         3,115           986
                                                                               -------      --------      --------
           Net cash provided by (used in) operating activities.........          7,062         9,541        (7,117)
                                                                               -------      --------      --------
Cash flows from investing activities:
  Purchases of short-term investments..................................        (22,575)     (114,046)     (112,146)
  Sales/maturities of short-term investments...........................         17,760        75,898       165,000
  Purchases of property, plant and equipment...........................           (511)      (35,284)      (13,178)
  Other assets.........................................................           (536)           (2)       (3,373)
                                                                               -------      --------      --------
           Net cash provided by (used in) investing activities.........         (5,862)      (73,434)       36,303
                                                                               -------      --------      --------
Cash flows from financing activities:
  Net proceeds from common stock issuance..............................           -           72,367           -
  Proceeds from issuance of debt obligations...........................             90         3,187           -
  Repayments of debt obligations.......................................         (1,358)         (457)         (866)
  Sale of shares under employee stock purchase and
    stock option plans.................................................          2,084         2,419         1,367
                                                                               -------      --------      --------
           Net cash provided by financing activities...................            816        77,516           501
                                                                               -------      --------      --------
Effect of exchange rate changes on cash................................            (92)         (131)          606
                                                                               -------      --------      --------
Net change in cash and cash equivalents................................          1,924        13,492        30,293

Cash and cash equivalents, beginning of year...........................          1,518         3,442        16,934
                                                                               -------      --------      --------
Cash and cash equivalents, end of year.................................        $ 3,442      $ 16,934      $ 47,227
                                                                               =======      ========      ========
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................................        $    72      $     78      $    103
                                                                               =======      ========      ========
  Cash paid for income taxes...........................................        $    82      $  3,497      $  2,402
                                                                               =======      ========      ========

                                 See notes to consolidated financial statements.

                            NANOMETRICS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1999, 2000 and 2001

1.    Significant Accounting Policies

   Description of Business - Nanometrics Incorporated and its wholly-owned subsidiaries sell, design, manufacture, market and support thin film and overlay dimension metrology systems for customers in the semiconductor, flat panel display and magnetic recording head industries. These metrology systems precisely measure a wide range of film types deposited on substrates during manufacturing in order to control manufacturing processes and increase production yields in the fabrication of integrated circuits, flat panel displays and magnetic recording heads. The thin film metrology systems use a broad spectrum of wavelengths, high-sensitivity optics, proprietary software and patented technology to measure the thickness and uniformity of films deposited on silicon and other substrates as well as their chemical composition. The overlay metrology systems are used to measure the overlay accuracy of successive layers of semiconductor patterns on wafers in the photolithography process.

   Basis of Presentation - The consolidated financial statements include Nanometrics Incorporated and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fiscal Year - Nanometrics uses a 52/53 week fiscal year ending on the Saturday nearest to December 31. Accordingly, fiscal years 1999, 2000 and 2001 all consisted of 52 weeks and ended on January 1, 2000, December 30, 2000 and December 29, 2001, respectively. For convenience in the accompanying consolidated financial statements, the year end is denoted as December 31.

   Cash and Cash Equivalents - Cash and cash equivalents include cash and highly liquid debt instruments with original maturities of three months or less when purchased.

   Short-Term Investments - Short-term investments consist of United States Treasury bills and are stated at fair value based on quoted market prices. Short-term investments are classified as available-for-sale based on Nanometrics' intended use. The difference between amortized cost and fair value representing unrealized holding gains or losses are recorded as a component of shareholders' equity as accumulated other comprehensive income
   (loss). Gains and losses on sales of investments are determined on a specific identification basis.

   Fair Value of Financial Instruments - Financial instruments include cash equivalents, short-term investments and debt obligations. Cash equivalents and short-term investments are stated at fair market value based on quoted market prices. The recorded carrying amount of Nanometrics' debt obligations approximates fair market value.

   Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.

   Property, Plant and Equipment - Property, plant and equipment are stated at cost. Depreciation is computed using straight line and accelerated methods over the following estimated useful lives of the assets:

         Building and improvements                                15 - 40 years
         Machinery and equipment                                   3 - 10 years
         Furniture and fixtures                                    5 - 10 years

   Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the lease term.

   Goodwill and Intangible Assets - Nanometrics amortizes goodwill and acquired intangible assets (included in other assets) using the straight-line method over an estimated useful life of five years.

   Long-Lived Assets - Nanometrics evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. No impairment charge has been recorded in any of the periods presented.

   Income Taxes - Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

   Comprehensive Income (Loss) - Accumulated other comprehensive income (loss) consists of the following (in thousands):

                                                                 December 31,
                                                             -------------------
                                                               2000        2001
                                                               ----        ----
            Accumulated unrealized gains on
              available-for-sale securities, net..........   $   28     $    -
            Accumulated translation adjustments, net......     (731)     (1,429)

            Accumulated other comprehensive loss..........   $ (703)    $(1,429)

   Revenue Recognition - Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. For product sales, this generally occurs at the time of shipment, and for revenues from service work, this generally occurs when the work is performed. Revenues from service contracts are recognized ratably over the period under contract. Nanometrics sells the majority of its product with a one-year repair or replacement warranty and records a provision for estimated claims at the time of sale. In certain geographical regions where risk of loss and title transfers upon customer acceptance, payments received are recorded as deferred revenue and recognized as revenue upon customer acceptance.

   In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB 101), Revenue Recognition in Financial Statements, which summarizes certain views of the SEC staff in applying generally accepted accounting principles to revenue recognition in the financial statements. SAB 101 clarified delivery criteria, which affected Nanometrics' revenue recognition policy. Nanometrics applied the provisions of SAB 101 in the quarter ended December 31, 2000, retroactive as of the beginning of the fiscal year. Accordingly, the accompanying consolidated statements of income for the year ended December 31, 2000 and 2001, is reflected in accordance with SAB 101. Had Nanometrics applied the provisions of SAB 101 at the beginning of 1999, unaudited pro forma results of operations for 1999 would have been as follows (in thousands, except per share amounts):

             Net income as reported.................................. $ 2,634
             Pro forma adjustment for the change in
             accounting principle applied retroactively..............    (509)
                                                                      -------
             Pro forma net income.................................... $ 2,125
                                                                      =======
             Basic net income per share as reported.................. $  0.30
             Pro forma effect of change per share....................   (0.06)
                                                                      -------
             Pro forma basic net income per share.................... $  0.24
                                                                      =======
             Diluted net income per share as reported................ $  0.28
             Pro forma effect of change per share....................  (0.05)
                                                                      -------
             Pro forma diluted net income per share.................. $  0.23
                                                                      =======

   The impact of adoption of SAB 101 in fiscal 2000 resulted in $7.8 million of revenue being deferred to future periods. In addition, the impact of adoption of SAB 101 resulted in a cumulative effect of $1.4 million resulting from the recognition of certain historical 1999 revenues in 2000.

   Stock-Based Compensation - Nanometrics accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

   Foreign Currency - The functional currencies of Nanometrics' foreign subsidiaries are the local currencies. Accordingly, translation adjustments for the subsidiaries have been included in shareholders' equity. Gains and losses from transactions denominated in currencies other than the functional currencies of Nanometrics or its subsidiaries are included in other income (expense) and consist of a gain of $91,000 for 1999, a loss of $30,000 for 2000 and a loss of $614,000 for 2001.

   Net Income Per Share - Basic net income per share excludes dilution and is computed by dividing net income by the number of weighted average common shares outstanding for the period. Diluted net income per share reflects the potential dilution from outstanding dilutive stock options (using the treasury stock method) and shares issuable under the employee stock purchase plan.

   Reclassifications - Certain reclassifications have been made to the prior years' financial statement presentations to conform to the current year presentation. Such reclassifications had no impact on consolidated net income or retained earnings.

   Recently Issued Accounting Standards - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards
   (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards requiring that every derivative instrument, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. Nanometrics adopted SFAS No. 133 effective January 1, 2001. Adoption of SFAS No. 133 did not have a significant impact on the consolidated financial position, results of operations or cash flows of Nanometrics.

   On June 29, 2001, SFAS No. 141, "Business Combinations" was approved by the FASB. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to believe that their values may have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. Nanometrics will adopt SFAS No. 141 for business combinations initiated after June 30, 2001.

   On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. Nanometrics is required to implement SFAS No. 142 on January 1, 2002 and expects to complete its initial assessment of the impairment using the requirements of SFAS No. 142 by the end of the first quarter of fiscal year 2002. However, management does not believe that a material adjustment will be necessary upon completion of this initial assessment. Nanometrics will stop the amortization of goodwill with an expected net carrying value of $1,181,000 at the date of adoption and annual amortization of $288,000 that resulted from business combinations completed prior to the adoption of SFAS No. 141. Goodwill acquired subsequent to June 30, 2001 will not be amortized.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement retains a majority of the requirements of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses certain implementation issues. Although Nanometrics has not fully assessed the implications of SFAS No. 144, Nanometrics does not believe the adoption of this statement will have a significant impact on the consolidated financial position, results of operations or cash flows.

   Certain Significant Risks and Uncertainties - Financial instruments which potentially subject Nanometrics to concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents and short-term investments are held primarily with two financial institutions and consist primarily of cash in bank accounts and United States Treasury bills. Nanometrics sells its products primarily to end users in the United States and Asia, and generally does not require its customers to provide collateral or other security to support accounts receivable. Management performs ongoing credit evaluations of its customers' financial condition. Nanometrics maintains allowances for estimated potential bad debt losses.

   Nanometrics participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on Nanometrics' future financial position, results of operations or cash flows: advances and trends in new technologies and industry standards; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products offered by Nanometrics; changes in third-party manufacturers; changes in key suppliers; changes in certain strategic relationships or customer relationships; litigation or claims against Nanometrics based on intellectual property, patent, product, regulatory or other factors; fluctuations in foreign currency exchange rates; risk associated with changes in domestic and international economic and/or political regulations; availability of necessary components or subassemblies; disruption of manufacturing facilities; and Nanometrics' ability to attract and retain employees necessary to support its growth.

   Nanometrics' customer base is highly concentrated. A relatively small number of customers have accounted for a significant portion of Nanometrics' revenues. In 2001, aggregate revenue from Nanometrics' top ten largest customers consisted of 45% of Nanometrics' total net revenues.

   Certain components and subassemblies used in Nanometrics' products are purchased from a sole supplier or a limited group of suppliers. In particular, Nanometrics currently purchases its spectroscopic ellipsometer, Fourier transform infrared reflectometry spectrometer and robotics used in its advanced measurement systems from a sole supplier or a limited group of suppliers. Any shortage or interruption in the supply of any of the components or subassemblies used in Nanometrics' products or the inability of Nanometrics to procure these components or subassemblies from alternate sources on acceptable terms, could have a material adverse effect on Nanometrics' business, financial condition and results of operations.

   Related Party Transactions - During 2001, Nanometrics extended a long-term note to an officer in the amount of $301,000. The note, which bears interest at 6% per annum, is due October 2004 and is classified as other assets on the balance sheet.

2.    Inventories

      Inventories consist of the following (in thousands):

                                                              December 31,
                                                         ---------------------
                                                           2000          2001
                                                           ----          ----
               Raw materials and subassemblies.......    $ 8,126       $18,279
               Work in process.......................      1,434         2,387
               Finished goods........................      6,193         5,645
                                                         -------       -------
               Total inventories.....................    $15,753       $26,311
                                                         =======       =======

3.    Property, Plant and Equipment

      Property, plant and equipment consists of the following (in thousands):

                                                               December 31,
                                                         ---------------------
                                                           2000          2001
                                                           ----          ----
            Land ....................................    $16,462       $16,597
            Building and improvements ...............     17,700        29,299
            Machinery and equipment .................      1,712         4,418
            Furniture and fixtures ..................        849         1,631
            Construction in progress ................      3,397           126
            Leasehold improvements ..................         12            13
                                                         -------       -------
                                                          40,132        52,084
            Accumulated depreciation and amortization     (2,909)      (3,672)
                                                         -------       -------
            Total property, plant and equipment, net.    $37,223       $48,412
                                                         =======       =======

4.    Other Current Liabilities

      Other current liabilities consist of the following (in thousands):

                                                           December 31,
                                                      ---------------------
                                                        2000           2001
                                                        ----           ----
            Commissions payable...................    $1,249          $  288
            Accrued warranty......................       809             435
            Accrued professional services.........       203             210
            Other ................................       788           1,048
                                                      -------        -------
            Total other current liabilities.......    $3,049          $1,981
                                                      =======        =======

5.    Debt Obligations

      Debt obligations consist of the following (in thousands):

                                                           December 31,
                                                      ---------------------
                                                        2000           2001
                                                        ----           ----

            1995 working capital bank loan ........   $1,575          $1,068
            1996 working capital bank loan ........      470             336
            2000 working capital bank loan ........    2,625           2,288
            Other debt obligations ................      487            --
                                                      ------          ------
            Total .................................    5,157           3,692
            Current portion of debt obligations ...     (921)           (378)
                                                      ------          ------
            Debt obligations ......................   $4,236          $3,314
                                                      ======          ======

   The 1995 working capital bank loan was obtained by Nanometrics' Japanese subsidiary. The loan is collateralized by receivables of the Japanese subsidiary and is guaranteed by the parent, Nanometrics Incorporated. The loan is denominated in Japanese yen ((Y)140,000,000 at December 31, 2001) and bears interest at 3.3% per annum. The loan is payable in quarterly installments with unpaid principal and interest due in May 2005.

   The 1996 working capital bank loan was obtained by Nanometrics' Japanese subsidiary and is collateralized by land and building. The loan is denominated in Japanese yen ((Y)44,000,000 at December 31, 2001) and bears interest at 3.4% per annum. The loan is payable in quarterly installments with unpaid principal and interest due in May 2006.

   The 2000 working capital bank loan was obtained by Nanometrics' Japanese subsidiary and is collateralized by land and building. The loan is denominated in Japanese yen ((Y)300,000,000 at December 31, 2001) and bears interest at 2.1% per annum. The loan is payable in quarterly installments with unpaid principal and interest due in November 2010.

   Other debt obligations represent short-term borrowings by Nanometrics' Japanese subsidiary which are collateralized by the subsidiary's accounts receivable. The borrowings are denominated in Japanese yen and bear interest at 1.5% per annum.

   At December 31, 2001, future annual maturities of debt obligations are as follows (in thousands):

               2002.................................................   $  378
               2003.................................................      458
               2004.................................................      696
               2005.................................................      544
               2006.................................................      360
               Thereafter...........................................    1,256
                                                                       ------

               Total................................................   $3,692
                                                                       ======

6.    Commitments and Contingencies

   Nanometrics leases manufacturing and administrative facilities and certain equipment under noncancellable operating leases. Nanometrics' corporate headquarters facility lease was terminated in November 2000 when corporate headquarters moved into a newly purchased facility. Rent expense for 1999, 2000 and 2001 was approximately $867,000, $1,221,000 and $302,000, respectively. Future minimum lease payments under Nanometrics' operating leases for each of the years ending December 31 are as follows (in thousands):

               2002...................................................     $133
               2003...................................................       96
               2004...................................................       45
               2005...................................................       29
               2006...................................................        2
               Thereafter.............................................        -
                                                                           ----
               Total..................................................     $305
                                                                           ====

   In September 1998, Nanometrics' Korean subsidiary entered into a lease agreement for manufacturing facilities. The lease payments are based on a percentage of net product sales, as defined. The lease was terminated in February 2001, in conjunction with the completion of the new facility.

   Pursuant to a 1985 agreement, as amended, if Nanometrics' Chairman of the Board is involuntarily removed from his position, Nanometrics is required to continue his salary and related benefits for a period of five years from such date.

7.    Shareholders' Equity

      Common Stock

   The authorized capital stock of Nanometrics consists of 25,000,000 common shares, of which 22,500,000 shares have been designated "Common Stock" and 2,500,000 shares have been allocated to all other series of common shares, collectively designated "Junior Common."

      Net Income per Share

   The reconciliation of the share denominator used in the basic and diluted net income per share computations is as follows (in thousands):

                                                              Years Ended December 31,
                                                             -------------------------
                                                              1999      2000     2001
                                                              ----      ----     ----
   Weighted average shares outstanding - shares used in
     basic net income per share computation..............     8,829    10,986   11,691
   Dilutive effect of common stock equivalents,
     using the treasury stock method.....................       564       859      470
                                                              -----    ------   ------
   Shares used in diluted net income per share computation    9,393    11,845   12,161
                                                              =====    ======   ======

   During 1999, 2000 and 2001, Nanometrics had common stock options outstanding which could potentially dilute basic net income per share in the future, but were excluded from the computation of diluted net income per share as the common stock options' exercise prices were greater than the average market price of the common shares for the period. At December 31, 1999, 2000 and 2001, 51,000, 738,700 and 936,917, respectively, of Nanometrics' outstanding common stock options with weighted average exercise prices of $19.59, $35.58 and $19.39, respectively, per share were excluded from the diluted net income per share computation.

      Stock Option Plans

   Under the 1991 Stock Option Plan (the 1991 Option Plan), as amended, Nanometrics may grant options to acquire up to 3,000,000 shares of common stock to employees and consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 50% of fair market value for nonstatutory stock options. These options generally expire five years from the date of grant and become exercisable as they vest, generally 33.3% upon each anniversary of the grant, as set forth in the stock option agreements. The 1991 Option Plan expired in July 2001.

   Under the 1991 Directors' Stock Option Plan (the 1991 Directors' Plan), nonemployee directors of Nanometrics are automatically granted options to acquire 10,000 shares of common stock, at the fair market value at the date of grant, each year that such person remains a director of Nanometrics. Options granted under the Directors' Plan become exercisable as they vest 33.3% upon each anniversary of the grant and expire five years from the date of grant. The total shares authorized under the 1991 Directors' Plan are 300,000. The 1991 Directors' Plan expired in July 2001.

   Under the 2000 Stock Option Plan (the 2000 Option Plan), Nanometrics may grant options to acquire up to 1,250,000 shares of common stock to employees and consultants at prices not less than the fair market value at date of grant for incentive and nonstatutory stock options. These options generally expire ten years from the date of grant, or a shorter term as provided by the stock option agreement and become exercisable as they vest, generally 33.3% upon each anniversary of the grant, as set forth in the stock option agreements. The 2000 Option Plan is the successor to the 1991 Option Plan, and all options existing under the 1991 Option Plan will continue to be governed by existing terms until exercise, cancellation or expiration.

   Under the 2000 Directors' Stock Option Plan (the 2000 Directors' Plan), nonemployee directors of Nanometrics are automatically granted options to acquire 10,000 shares of common stock, at the fair market value at the date of grant, each year that such person remains a director of Nanometrics. Options granted under the Directors' Plan become exercisable as they vest 33.3% upon each anniversary of the grant and expire five years from the date of grant. The total shares authorized under the 2000 Directors' Plan are 250,000. The 2000 Directors' Plan is the successor plan to the 1991 Directors' Plan, and all options existing under the 1991 Directors' Plan will continue to be governed by existing terms until exercise, cancellation or expiration.

   Option activity under the plans is summarized as follows:

                                                                           Outstanding Options
                                                                  --------------------------------------
                                                                                            Weighted
                                                                    Shares     Number of     Average
                                                                   Available    Shares    Exercise Price
                                                                   ---------    ------    --------------
        Balances, January 1, 1999 (745,171 exercisable
           at a weighted average price of $4.57)..............      827,821    1,590,433     $ 5.25

        Exercised.............................................            -     (444,418)      4.36
        Granted (weighted average fair value of $6.67)........     (455,000)     455,000      12.06
        Canceled..............................................      106,351     (106,351)      6.65
                                                                  ---------    ---------
        Balances, December 31, 1999 (665,688 exercisable
          at a weighted average price of $5.21)...............      479,172    1,494,664       7.49

        Additional shares added through 2000 Option Plan
          and 2000 Directors' Plan............................    1,500,000            -          -
        Exercised.............................................            -     (414,834)      5.20
        Granted (weighted average fair value of $17.34).......     (886,700)     886,700      31.23
        Canceled..............................................       99,506      (99,506)     17.74
                                                                  ---------    ---------
        Balances, December 31, 2000 (634,696 exercisable
          at a weighted average price of $6.62)...............    1,191,978    1,867,024      18.73

        Exercised.............................................            -     (132,536)      6.90
        Expired...............................................      (40,744)           -          -
        Granted (weighted average fair value of $9.45)........     (780,250)     780,250      18.14
        Canceled..............................................       91,516      (91,516)     21.01
                                                                  ---------    ---------
        Balances, December 31, 2001...........................      462,500    2,423,222    $ 19.11
                                                                  =========    =========

   Additional information regarding options outstanding as of December 31, 2001 is as follows:

                                       Options Outstanding                     Options Exercisable
                           -------------------------------------------  --------------------------------
                                             Weighted
                                              Average         Weighted                         Weighted
                                             Remaining        Average                          Average
          Range of           Number         Contractual       Exercise         Number          Exercise
       Exercise Prices     Outstanding      Life (Years)       Price         Exercisable        Price
       ---------------     -----------      ------------       -----         -----------        -----
     $ 5.13 - $ 7.25         518,065            3.01        $  5.59            480,428        $ 5.47
       7.81 -   9.00         182,571            7.21           8.12            162,437          8.08
      12.86 -  17.63         785,669            6.08          15.91            126,279         15.35
      20.13 -  30.88         574,751            5.63          25.51            127,167         26.32
      34.69 -  47.63         362,166            4.19          40.77            120,722         40.77
                           ---------                                         ---------
     $ 5.13 - $47.63       2,423,222            5.12        $ 19.11          1,017,033        $13.91
                           =========                                         =========

      Employee Stock Purchase Plan

   Under the 1986 Employee Stock Purchase Plan (the Purchase Plan), eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of each six-month offering period, subject to an annual limitation. Shares issued under the plan were 28,937, 16,507 and 33,845 in 1999, 2000 and 2001 at weighted average prices of $5.10, $15.83 and $13.39, respectively. The weighted average per share fair values of the 1999, 2000 and 2001 awards were $2.89, $14.67 and $5.94, respectively. At December 31, 2001, 108,204 shares were reserved for future issuances under the Purchase Plan.

      Additional Stock Plan Information

   As discussed in Note 1, Nanometrics accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the accompanying consolidated financial statements for employee stock arrangements.

   SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) and net income (loss) per share had Nanometrics adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from Nanometrics' stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. Nanometrics' fair value calculations on stock-based awards under the 1991 and 2001 Option Plans and the 1991 and 2001 Directors' Plans were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, three years from the date of grant in 1999, 2000 and 2001; stock volatility, 80% in 1999, 2000 and 2001; risk free interest rate, 5.9% in 1999, 6.4% in 2000 and 4.2% in 2001;
   and no dividends during the expected term. Nanometrics' calculations are based on a single option valuation approach and forfeitures are recognized at a historical rate of 24% for 1999, 26% for 2000 and 24% for 2001. Nanometrics' fair value calculations on stock-based awards under the Purchase Plan were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months in 1999, 2000 and 2001; stock volatility, 80% in 1999, 2000 and 2001; risk free interest rate, 5.3% in 1999, 6.1% in 2000 and 3.1% in 2001; and no dividends during the expected term.

   If the computed fair values of the stock-based awards had been amortized to expense over the vesting period of the awards, pro forma net income (loss) and net income (loss) per share, basic and diluted, would have been as follows (in thousands, except per share amounts):

                                                       Years Ended December 31,
                                                      --------------------------
                                                       1999     2000      2001
                                                       ----     ----      ----

          Pro forma net income (loss)..............   $1,729   $8,200   $(2,699)

          Pro forma net income (loss) per share:
            Basic..................................   $ 0.20   $ 0.75     (0.23)
            Diluted................................   $ 0.18   $ 0.69   $ (0.23)

8.    Income Taxes

   Income (loss) before income taxes consists of the following (in thousands):

                                                      Years Ended December 31,
                                                     --------------------------
                                                      1999     2000      2001
                                                      ----     ----      ----
          Domestic...............................    $3,928  $16,476   $(1,516)
          Foreign................................       388    2,005     3,258
                                                     ------  -------   -------
          Income before income taxes.............    $4,316  $18,481   $ 1,742
                                                     ======  =======   =======

   The provision (benefit) for income taxes consists of the following (in thousands):

                                                      Years Ended December 31,
                                                     -------------------------
                                                      1999      2000      2001
                                                      ----      ----      ----
        Current:
          Federal................................    $1,127   $5,875    $1,136
          State..................................       186      807       439
          Foreign................................       195      390       419
                                                     ------   ------    ------
                                                      1,508    7,072     1,994
                                                     ------   ------    ------
        Deferred:
          Federal................................        71     (536)   (1,073)
          State..................................      (128)     (29)     (437)
          Foreign................................       231     (565)      298
                                                     ------   ------    ------
                                                        174   (1,130)   (1,212)
                                                     ------   ------    ------
        Provision for income taxes...............    $1,682   $5,942    $  782
                                                     ======   ======    ======

   Significant components of Nanometrics' deferred tax assets are as follows (in thousands):

                                                                December 31,
                                                             ------------------
                                                              2000        2001
                                                              ----        ----
        Deferred tax assets - current:
          Reserves and accruals not currently deductible.    $2,282     $2,736
          Capitalized inventory costs....................       350        906
          Tax credit carryforwards.......................       128        390
                                                             ------     ------

        Total gross deferred tax assets - current........     2,760      4,032
        Valuation allowance..............................         -        (58)
                                                             ------     ------
        Total net deferred tax assets - current..........    $2,760     $3,974
                                                             ======     ======

        Deferred tax assets - noncurrent:
          Reserves and accruals..........................    $    -     $   53
          Net operating loss carryforwards...............         -        232
          Depreciation...................................       (54)      (252)
          Goodwill and capitalized acquired technology...       320        341
          Translation adjustments........................       (39)       136
                                                             ------     ------

        Total net deferred tax assets - noncurrent.......       227        510
        Valuation allowance                                       -       (285)
                                                             ------     ------
        Total net deferred tax assets - noncurrent           $  227     $  225
                                                             ======     ======

    As of December 31, 2001, Nanometrics had available for carryforward research and experimental tax credits for federal income tax purposes of $271,000. Federal research and experimentation carryforwards expire in 2020.

    As of December 31, 2001, Nanometrics had available for carryforward a net operating loss for Korean income tax purposes of $232,000. Net operating losses expire in 2006.

    Differences between income taxes computed by applying the statutory federal income tax rate to income before income taxes and the provision for income taxes consist of the following (in thousands):

                                                        Years Ended December 31,
                                                       -------------------------
                                                         1999      2000    2001
                                                         ----      ----    ----
        Income taxes computed at U.S. statutory rate.. $ 1,511   $ 6,468  $ 610
        State income taxes............................      58       820      1
        Foreign tax provision (benefit) higher
        than U.S. rates ..............................      59      (312)   134
        Foreign sales corporation benefit.............    (228)     (471)     -
        Change in valuation allowance.................     231      (231)   342
        Utilization of tax credits....................       -      (385)  (450)
        Other, net....................................      51        53    145
                                                       -------   -------  -----
        Provision for income taxes.................... $ 1,682   $ 5,942  $ 782
                                                       =======   =======  =====

9. Profit-Sharing, Retirement and Bonus Plans

   No contributions were made by Nanometrics in 1999, 2000 and 2001 to Nanometrics' discretionary profit-sharing and retirement plan. Nanometrics paid $92,000, $1,217,000 and $416,000 in 1999, 2000 and 2001, respectively, under formal discretionary cash bonus plans which cover all eligible employees.

10.   Major Customers

   In 1999, sales to two customers accounted for 12.8% and 10.5% of total net revenues, respectively. In 2000, sales to the same two customers and one other customer accounted for 20.5%, 11.8% and 10.0% of total revenues, respectively. In 2001, sales to one customer accounted for 17.6% of total revenues.

   The customer accounting for 12.8% of total net revenues in 1999 also accounted for 11.8% of accounts receivable at December 31, 1999. At December 31, 2000, the customer accounting for 10.0% of total net revenues also accounted for 12.4% of accounts receivable. At December 31, 2001, no single customer accounted for 10% or more of accounts receivable.

11.   Product, Segment and Geographic Information

   Nanometrics' operating divisions consist of its geographically based entities in the United States, Japan, South Korea and Taiwan. All such operating divisions have similar economic characteristics, as defined in SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, and accordingly, Nanometrics operates in one reportable segment: the sale, design, manufacture, marketing and support of thin film and overlay dimension metrology systems. For the years ended December 31, 1999, 2000 and 2001, Nanometrics recorded revenue from customers throughout the United States, Canada, Germany, the United Kingdom, Ireland, France, Italy, Sweden, Israel, Japan, South Korea, China, Singapore, Hong Kong, Taiwan, Indonesia and Malaysia. The following table summarizes total net revenues and long-lived assets attributed to significant countries (in thousands):

                                                     Years Ended December 31,
                                                  -----------------------------
                                                    1999       2000       2001
                                                    ----       ----       ----
         Total net revenues:
           United States......................    $14,225    $27,391    $16,752
           Japan..............................     11,594     13,028     13,712
           Taiwan.............................      4,967     11,652      6,727
           Korea..............................      2,991     13,532      4,693
           Germany............................      2,340      1,491      2,018
           All other..........................        291      2,397      3,682
                                                  -------    -------    -------
         Total net revenues*..................    $36,408    $69,491    $47,584
                                                  =======    =======    =======

                                                      December 31,
                                                  -------------------
                                                    2000       2001
                                                    ----       ----
         Long-lived assets:
           United States......................    $32,599    $43,375
           Japan..............................      4,485      6,660
           Korea..............................      1,696      3,139
           Taiwan.............................         45         64
                                                  -------    -------
         Total long-lived assets..............    $38,825    $53,238
                                                  =======    =======

* Net revenues are attributed to countries based on the deployment and service locations of systems.

   Nanometrics' product lines differ primarily based on the environment the systems will be used in. Automated systems are used primarily in high-volume production environments. Integrated systems are installed inside wafer processing  equipment to provide near  real-time  measurements  for improving
   process  control  and  increasing  throughput.   Tabletop  systems  are  used
   primarily in low-volume production environments and in engineering labs where automated handling and high throughput are not required. Sales by product type were as follows (in thousands):
                                                     Years Ended December 31,
                                                  -----------------------------
                                                    1999       2000       2001
                                                    ----       ----       ----
          Automated systems...................    $20,885    $38,441    $27,416
          Integrated systems..................      3,953     13,680      7,527
          Tabletop systems....................      7,324     11,347      7,710
                                                  -------    -------    -------
          Total product sales.................    $32,162    $63,468    $42,653
                                                  =======    =======    =======

12.   Selected Quarterly Financial Results (Unaudited)

   As discussed in Note 1 to the consolidated financial statements, Nanometrics adopted a change in accounting principle related to SAB No. 101, Revenue Recognition in Financial Statements, in the quarter ended December 31, 2000, retroactive to the beginning of fiscal year 2000. The retroactive application of this change resulted in a cumulative effect of $1,364,000 in the first quarter of 2000 as well as a change to the presentation of historical 2000 quarterly results of operations.

   The following tables set forth selected quarterly results of operations for the years ended December 31, 2000 and 2001 (in thousands, except per share amounts):

                                                                         Quarters Ended
                                                           -------------------------------------------
                                                             Mar. 31,   Jun. 30,   Sep. 30,   Dec. 31,
                                                               2000       2000       2000      2000
                                                               ----       ----       ----      ----
   Total net revenues....................................    $16,316    $16,690    $19,300   $17,185
   Gross profit..........................................      8,487      9,185     11,377     9,338
   Income from operations..............................        3,383      3,409      5,412     2,374
   Net income............................................        901      2,950      4,024     3,300
   Net income per share:
     Basic...............................................    $  0.09    $  0.26    $  0.35   $  0.29
     Diluted.............................................    $  0.08    $  0.24    $  0.33   $  0.28

   Shares used in per share computation:
     Basic...............................................      9,693     11,295     11,393    11,563
     Diluted.............................................     10,880     12,415     12,100    11,986

                                                                       Quarters Ended
                                                           -------------------------------------------
                                                             Mar. 31,   Jun. 30,   Sep. 30,   Dec. 31,
                                                               2001       2001       2001      2001
                                                               ----       ----       ----      ----

   Total net revenues....................................    $14,425    $14,793    $10,099   $ 8,267
   Gross profit..........................................      7,668      7,787      5,290     3,484
   Income (loss) from operations.........................      2,101      1,813     (1,166)   (2,979)
   Net income (loss).....................................      1,623      1,537       (450)   (1,750)
   Net income (loss) per share:
     Basic...............................................    $  0.14    $  0.13    $ (0.04)  $ (0.15)
     Diluted.............................................    $  0.14    $  0.13    $ (0.04)  $ (0.15)

   Shares used in per share computation:
     Basic...............................................     11,616     11,658     11,707    11,783
     Diluted.............................................     11,992     12,195     11,707    11,783

                                    * * * * *